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As filed with the Securities and Exchange Commission on December 11, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Protarga, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	04-3113997 (I.R.S. Employer Identification No.)

2200 Renaissance Boulevard, Suite 450
King of Prussia, PA 19406
(610) 592-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nigel L. Webb, Ph.D.
President and Chief Executive Officer
Protarga, Inc.
2200 Renaissance Boulevard, Suite 450
King of Prussia, PA 19406
(610) 592-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Roger D. Feldman, Esq. Bingham Dana LLP 150 Federal Street Boston, Massachusetts 02110 Telephone: (617) 951-8000 Facsimile: (617) 951-8736	Donald J. Murray, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 Telephone: (212) 259-8000 Facsimile: (212) 259-6333

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common Stock, $0.001 par value per share	$75,000,000	$17,925

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion	, 2002

           Shares

Common Stock

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering price to be between $      and $      per share.

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "PRTG."

Before buying any shares of our common stock you should read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to      shares of common stock from us at the public offering price, less the underwriting discounts to cover over-allotments, if any, within 30 days from the date of this prospectus.

The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares will be made on or about      , 2002.

UBS Warburg	U.S. Bancorp Piper Jaffray

Targaceutical® Drug
Chemical bond links pharmaceutical agent to fatty acid vector
Chemical Linker
Pharmaceutical Agent
Fatty Acid Vector
Selected natural fatty acid is taken up by target tissue
Targaceutical® Drug in Action
Administration
Transport
Blood Vessel
Uptake
Pharmaceutical Agent
Activation
Fatty Acid Vector
Target Tissue

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

Through and including             (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, are required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

Prospectus summary	1
The offering	3
Summary financial data	4
Risk factors	5
Forward-looking statements	15
Use of proceeds	16
Dividend policy	16
Capitalization	17
Dilution	18
Selected financial data	19
Management's discussion and analysis of financial condition and results of operations	20

Business	25
Scientific advisory boards	38
Management	39
Related party transactions	51
Principal stockholders	54
Description of capital stock	57
Shares eligible for future sale	61
Underwriting	64
Legal matters	66
Experts	66
Where you can find additional information	66
Index to financial statements	F-1

Protarga, Taxoprexin, Targaceutical and Clozaprexin are trademarks of Protarga, Inc. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

i

Prospectus summary

    The following summary highlights information contained in this prospectus and does not contain all the information that may be important to you. You should read the entire prospectus carefully, including the section entitled "Risk factors" and our financial data and related notes, before you decide to buy our common stock.

OUR BUSINESS

We are a clinical stage pharmaceutical company that is developing new, patentable drugs for the treatment of cancer, central nervous system disorders and infectious diseases. All our product candidates employ our proprietary Targaceutical® platform technology, which entails chemically linking a specific fatty acid molecule to a pharmaceutical agent. We call the resulting fatty acid conjugate a Targaceutical® drug. The fatty acid acts as a targeting vehicle, or vector, to increase drug uptake by the cells intended for treatment and to sustain a localized therapeutic concentration in those cells for longer periods. We design our Targaceutical® drugs to improve the therapeutic efficacy and safety profile of pharmaceutical agents with established clinical utility. By following this approach, we believe we can lower the technical and financial risks normally associated with drug development.

We believe our Targaceutical® platform technology is broadly applicable to many diseases and disorders. Our current product development efforts are focused in the area of cancer therapy. Our lead product candidate Taxoprexin® Injection, or Taxoprexin®, is currently in Phase II clinical trials for eight types of cancer. In addition to Taxoprexin®, we have five drug candidates in preclinical development for the treatment of various cancers. We are also developing products for the treatment of central nervous system, or CNS, disorders and for infectious diseases. Our lead CNS product in preclinical development is Clozaprexin™ DHA-clozapine, or Clozaprexin™, for the treatment of schizophrenia. To date, we have synthesized 213 Targaceutical® compounds using a wide variety of pharmaceutical agents, fatty acid vectors and chemical linkers. We have received patents within the United States and internationally relating to our platform technology and several of our product candidates.

OUR TARGACEUTICAL® SOLUTION

The fundamental goal of drug development is to maximize a compound's therapeutic activity, or efficacy, while minimizing its toxic side effects. This relationship is known as the therapeutic index. High therapeutic index drugs, such as aspirin, demonstrate significant efficacy while exhibiting low toxicities, enabling widespread use. Conversely, drugs with a low therapeutic index, such as many cancer chemotherapy agents, have toxic side effects that may severely limit their use, regardless of the drugs' efficacy.

We utilize our Targaceutical® platform technology to create new and proprietary small molecule drugs that are designed to significantly enhance the safety and efficacy of known pharmaceutical agents. Our Targaceutical® technology is applicable to many different pharmaceutical agents, which provides us with a broad range of potential product candidates. These agents can include both marketed and development stage agents that have encouraging efficacy characteristics but poor safety profiles.

Each Targaceutical® compound is a fatty acid conjugate consisting of a pharmaceutical agent and a fatty acid vector connected by a chemical bond known as a linker. We have ten years of experience in the design and development of fatty acid drug conjugates, as well as their biological assessment, formulation and manufacture. Our Targaceutical® technology enables us to manipulate the composition of the vector, the design of the linker and the vector's attachment to the pharmaceutical agent to create new drug compounds that may be targeted directly to the diseased tissue. We are also able to design drugs that are inert in the blood stream and are only activated when taken up and metabolized by cells. Our ability to design these inert conjugate drugs, combined with their enhanced targeting properties, may result in compounds with both increased efficacy and lower toxicity. As a result, we are able to develop drug conjugates which may have improved therapeutic indices.

OUR TAXOPREXIN® PROGRAM

Our lead drug candidate, Taxoprexin®, is being developed for the treatment of a wide range of cancers. DHA-paclitaxel, the active ingredient in Taxoprexin®, is a synthetic small molecule made by linking the chemotherapeutic agent paclitaxel to the natural fatty acid docosahexaenoic acid, or DHA. Paclitaxel is the active ingredient in Taxol®, the most widely used anti-cancer drug, and is a member of the class of drugs known as taxanes. Worldwide sales of taxane drugs totaled more than $2.3 billion in 2000, despite their serious side effects. We designed Taxoprexin® to take advantage of the anti-tumor activity exhibited by taxanes while reducing side effects commonly associated with them. By linking a fatty acid molecule to paclitaxel, we are able to delay the activation of the taxane until it reaches the tumor cell. This contrasts with currently marketed taxanes, which are immediately active, and therefore toxic, upon entering the blood stream. Because fatty acids are avidly taken up by cancer cells, Taxoprexin® achieves a higher concentration in cancer cells than standard taxanes. Once inside the cell, a reservoir of DHA-paclitaxel is established and then is progressively broken down, whereupon active paclitaxel is continuously released. The resulting sustained therapeutic concentration of paclitaxel kills dividing cancer cells over an extended period of time.

In preclinical studies comparing DHA-paclitaxel to paclitaxel, DHA-paclitaxel showed markedly improved anti-tumor activity across a number of solid tumor types. A Phase I study conducted at The Johns Hopkins Hospital demonstrated that substantially more taxane could be administered with Taxoprexin® than in traditional taxane therapy, with none of the patients experiencing hair loss or significant nerve problems, nausea or vomiting. Taxoprexin® is currently the subject of multi-center Phase II clinical studies for the treatment of eight types of cancer. To date, more than 170 cancer patients have been treated with Taxoprexin®.

OUR STRATEGY

Our goal is to consolidate our position as the leading pharmaceutical company focused on the application of fatty acid technology to drug development. We intend to achieve this goal by pursuing the following strategies:

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focus on markets with unmet clinical needs;

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develop product candidates where the risk and cost of development is relatively low;

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leverage our core competencies in drug development;

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retain rights to our core technology and key products; and

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expand and defend our intellectual property position.

Our overall business objective is to leverage the competitive advantages afforded by our Targaceutical® technology to bring to market a number of products for the treatment of a range of diseases and disorders.

The offering

Common stock offered by Protarga	shares
Common stock to be outstanding after this offering	shares
Use of proceeds
For further development of Taxoprexin®, research and development of additional product candidates, business development, including product licensing and potential acquisitions, and general corporate purposes.
Proposed Nasdaq National Market symbol	"PRTG"

The number of shares that will be outstanding after this offering is based on the number of shares outstanding as of November 30, 2001, without taking into consideration a stock split by way of stock dividend which we intend to effect prior to the offering and assuming the conversion of all outstanding shares of preferred stock into common stock, and excludes:

–>
290,449 shares of common stock issuable upon exercise of stock options outstanding as of November 30, 2001, with a weighted average exercise price of $11.70 per share, of which options to purchase 150,042 shares were then exercisable; and

–>
11,396 shares of common stock reserved for future grant under our 2000 Stock Option Plan.

Unless specifically stated, the information in this prospectus:

–>
assumes no exercise of the underwriters' over-allotment option;

–>
reflects the automatic conversion of all outstanding shares of preferred stock into 640,562 shares of common stock upon the completion of this offering; and

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reflects the filing, as of the closing of the offering, of our Second Amended and Restated Certificate of Incorporation, referred to in this prospectus as the certificate of incorporation, and the adoption of our Amended and Restated By-Laws, referred to in this prospectus as the by-laws, implementing the provisions described below under "Description of capital stock—Delaware anti-takeover law and certain charter and by-law provisions."

We were formed in February 1991 as Neuromedica, Inc., a Massachusetts corporation, and we reincorporated the company in Delaware in December 1995. In June 1999, we changed our name to Protarga, Inc. Our principal executive offices are located at 2200 Renaissance Boulevard, Suite 450, King of Prussia, Pennsylvania 19406, and our telephone number is (610) 592-4000. Our web site address is www.protarga.com. We do not intend for information contained in our web site to be considered a part of this prospectus.

Summary financial data

    The following table contains summary financial data of Protarga. You should read this information together with our financial statements and related notes and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus.

Pro forma per share amounts in the table below reflect the conversion of all issued and outstanding shares of our preferred stock into common stock as if the shares had been converted immediately upon their issuance.

	Year ended December 31,			Nine months ended September 30,
Statement of operations data:
	1998	1999	2000	2000	2001
(in thousands, except for per share data)				(unaudited)
Revenues	$—	$—	$—	$—	$—
Total operating expenses	3,861	5,077	9,059	5,446	13,942

Loss from operations	(3,861)	(5,077)	(9,059)	(5,446)	(13,942)
Net loss	$(3,781)	$(5,006)	$(8,797)	$(5,344)	$(13,632)

Net loss per share:
Basic and diluted	$(12.44)	$(16.17)	$(24.22)	$(14.76)	$(31.93)
Pro forma basic and diluted
Shares used in computing net loss per share:
Basic and diluted	303,892	309,561	363,267	361,970	426,908

Pro forma basic and diluted

	September 30, 2001
Balance sheet data:	Actual	Pro forma as adjusted (1)
	(unaudited)
Cash and cash equivalents	$4,216
Working capital	1,516
Total assets	4,988
Long-term debt, less current portion	40
Total stockholders' equity	2,191

(1)
Gives effect to the sale of          shares of common stock offered by this prospectus at an assumed initial public offering price of $        per share, the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions, and our estimated offering expenses.

The foregoing data does not reflect $16.6 million in gross proceeds raised since September 30, 2001 through a private placement of our Series E convertible preferred stock, which was completed on December 10, 2001.

Risk factors

    Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below in addition to the other information in this prospectus. The risks and uncertainties described are not the only ones facing us. Our business, results of operations and financial condition may be materially and adversely affected due to any of the following risks. The trading price of our common stock could decline due to any of these risks and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We are a development stage company with a history of losses and we have not recognized any product revenues and may never achieve or maintain profitability.

We are a development stage pharmaceutical company and our operations are subject to numerous risks associated with the development of new drugs. Successfully commercializing any of our product candidates entails significant regulatory, manufacturing, sales and marketing, competitive and financing risks. All of our potential products are in the research, development, preclinical or clinical stages and we have not generated any revenues from product sales to date. We have generated operating losses each year since our inception and even if we succeed in developing a commercial product, we expect to incur additional operating losses for at least the next several years. As of September 30, 2001, we had an accumulated deficit of approximately $36.4 million. Our losses have historically resulted from costs incurred in our research and development programs and from our general and administrative costs. We do not expect to generate any revenues from product sales for several years, and our expenses are likely to increase as we expand our research and development and clinical study programs and our sales and marketing activities. If we do not ultimately commercialize products and achieve profitability, your investment in our stock could result in a significant or total loss.

Because our technology and product development are unproven, our business may not succeed.

Our technological approach to the development of therapeutic products for the treatment of cancer, central nervous system, or CNS, disorders, and infectious diseases is unproven in humans. Our Targaceutical® platform technology involves the chemical attachment of fatty acids to pharmaceutical agents to make new small molecule drugs. Products based on our Targaceutical® platform are currently in the research, preclinical or clinical investigation stages and have not been demonstrated to be safe and effective in clinical settings. We have not, nor has any other company, received regulatory approval for, or successfully commercialized, any pharmaceutical products for the treatment of cancer, CNS disorders, and infectious diseases that use technology similar to our Targaceutical® technology. We may not be able to develop effective Targaceutical® products for these diseases within a reasonable time, if ever, and our Targaceutical® products may not be capable of being commercialized. Furthermore, our programs may not move beyond their current stages of development.

Our operating history provides you with a limited basis on which to make an investment decision.

So far our operations have been limited to:

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organizing and staffing our company;

–>
conducting research and development to discover and develop our Targaceutical® product candidates;

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establishing strategic relationships we hope will enable us to successfully develop, manufacture and market drugs on a commercial basis; and

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beginning Phase II clinical studies for only one of our compounds.

These operations provide limited information for you to use in assessing the value of our Targaceutical® technology, our ability to commercialize our product candidates and the advisability of investing in our common stock.

We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

We will only receive regulatory clearance for a product candidate if we can demonstrate in clinical trials that the product candidate is safe and effective. Clinical trials are subject to oversight by institutional review boards and the FDA and:

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must meet requirements for institutional review board oversight;

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must meet requirements for informed consent;

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must meet requirements for good clinical practices;

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are subject to continuing FDA oversight; and

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may require large numbers of test subjects.

We have limited experience in conducting clinical trials in accordance with these requirements. We rely on third parties, including clinical research organizations and outside consultants, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or failing to complete, these trials if they fail to perform under the terms of our agreements with them. If clinical trials for our product candidates are unsuccessful or delayed, we will be unable to meet our anticipated development or commercialization timelines, which could cause our stock price to decline.

We do not have the required approvals to market any of our product candidates and we do not know if we will ever receive such approvals.

None of our product candidates have received regulatory approval for commercial sale. We cannot market a pharmaceutical product in the United States until it has completed rigorous preclinical testing and clinical trials and the FDA's extensive regulatory approval process. In other countries, we also must obtain regulatory approvals and marketing authorizations before we can market our products in those jurisdictions. Regulatory approval procedures vary among countries and can involve additional product testing and additional administrative review periods. We will need to conduct significant additional research, development, and preclinical studies, and human clinical studies, to demonstrate the safety and efficacy of our product candidates to the satisfaction of the FDA and the regulatory authorities of other countries to obtain product approval.

All of our product candidates, including Taxoprexin®, are in preclinical or clinical evaluation which are long, expensive and uncertain processes. It will take us several years to complete our testing, and failure can occur at any stage of testing. Results attained in preclinical testing and early clinical studies, or trials, may not be indicative of results that are obtained in later studies. In fact, we may suffer significant setbacks in advanced clinical trials, even after promising results in earlier studies of Taxoprexin® and any other products that we develop. In addition, we may not be able to enroll a sufficient number of patients to complete our clinical trials in a timely manner.

We do not know whether our existing or any future clinical trials will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Based on results at any stage of clinical trials, we may decide to discontinue development of our product candidates. If we fail to adequately demonstrate the safety and efficacy of our products under development, we will not be able to obtain FDA approvals or regulatory approvals in other countries to commercialize our product candidates.

Even if we obtain regulatory approvals to market our products, we will be subject to stringent ongoing government regulation, which could cause unexpected delays in the manufacture, marketing and sale of our products.

Even if regulatory authorities approve any of our products, the manufacture, marketing and sale of such products will be subject to ongoing regulation, including inspection and market surveillance for compliance with Good Manufacturing Practice Regulations in the United States and other requirements. Any enforcement action resulting from our failure to comply with these requirements could adversely affect the manufacture and marketing of our products. In addition, regulatory authorities could withdraw a previously approved product from the market upon receipt of newly discovered information and/or require additional, and potentially expensive, studies in areas outside existing approved indications. Unanticipated changes in existing regulations or the adoption of new regulations could adversely affect the manufacture and marketing of our products. Ongoing government regulation could cause unexpected delays and adversely impact our business. Failure to comply with applicable regulatory requirements may also result in criminal prosecution, civil penalties, recall or seizure of products, or partial or total suspension of production.

Our intellectual property rights may not provide meaningful commercial protection for our product candidates. If this occurs, our competitors may develop and market products with similar features that may reduce demand for our products.

We rely on patent laws to limit the ability of others to compete with us using the same or similar technology. However, these laws only afford limited protection and may not adequately protect our rights to the extent necessary to sustain competitive advantage. We cannot assure you that patents will issue from any pending patent applications, or that, if patents do issue, the claims allowed will be sufficiently broad to protect our technology or permit us to gain or keep any competitive advantage. In addition, we cannot assure you that any issued patents owned by us will not be challenged, invalidated or designed around by third parties.

We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information, which includes certain elements of our Targaceutical® platform technology, by entering into confidentiality agreements with parties that have access to it, such as our collaborators, employees and consultants. Any of these parties may breach the agreements and disclose our confidential information, or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by our competitors, they could develop and market products with similar features that could reduce demand for our products.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation. In addition, others may sue us, and we may become subject to interference proceedings conducted in patent and trademark offices to determine the priority of inventions. Our defense of intellectual property rights, including patent rights, through lawsuits, interference proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination in any litigation could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. Furthermore, during the course of litigation, confidential information may be disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. Disclosure of our confidential information and our involvement in intellectual property litigation could materially adversely affect our business and financial results.

Our success will depend partly on our ability to operate without infringing the proprietary rights of others. If we infringe others' rights, we could incur substantial liability for damages or be required to stop our product development and commercialization efforts.

Third parties have numerous issued patents and pending patent applications in the United States and in other countries in the general fields of cancer, CNS disorders and infectious disease, and we expect more to be issued in the future. Third parties may claim that our products infringe their patents or other intellectual property rights. This risk is exacerbated by the fact that the validity and breadth of pharmaceutical patents involve complex legal and factual questions for which important legal principals remain unresolved. Our competitors may assert that our products and the methods we employ may be covered by their patents. For example, we are aware of several issued U.S. patents and foreign counterparts relating generally to paclitaxel, including methods of making, administering and formulating paclitaxel, combination therapies involving paclitaxel, and derivatives of paclitaxel including lipid derivatives similar to ours. We do not have a license or other rights to these patents. We believe that each of these United States patents, insofar as it relates to our proposed commercialization of Taxoprexin® would not be infringed by the commercialization of Taxoprexin® or is invalid. However, if we are forced to defend infringement litigation, a court or trier of fact might disagree with our view and we may not be able to establish non-infringement or invalidity. Establishing invalidity in the United States requires clear and convincing evidence sufficient to overcome the presumption of validity that issued patents by law enjoy. Outside the United States, determination of infringement and the successful resolution of infringement litigation is also subject to considerable uncertainty.

In addition, because patent applications are maintained under conditions of confidentiality while pending in the U.S. Patent and Trademark Office and can take many years to issue, there may be currently pending applications, of which we are unaware, which may later result in issued patents which our products infringe. There could also be existing patents of which we are not aware that our products infringe.

If we are found to infringe the patent or other intellectual property rights of others, we could be required to pay damages, stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be prevented from selling some of our products, which could decrease our revenue.

A setback in our Taxoprexin® program would likely cause a sharp drop in our stock price.

We have ongoing Phase II clinical studies of Taxoprexin® for the treatment of eight types of cancer. In a Phase II study, in addition to safety, the efficacy of the product is evaluated. If the results of these trials are not satisfactory, we would need to conduct additional clinical trials or abandon our Taxoprexin® program.

Once we complete a Phase II trial for an indication, if at all, and if we believe the results from that trial are satisfactory, and the FDA agrees, we will begin to enroll patients for a Phase III clinical trial. We expect that this Phase III trial will be pivotal, which means that it will be designed to produce results sufficient to support an application for regulatory approval to market the product. In a Phase III study, the product candidate is studied in an expanded patient population at multiple clinical study sites, to confirm effectiveness and safety at the optimized dose. We cannot predict how long it will take to enroll patients and gather and analyze the data. We do not expect to know the results of any Phase III trial for Taxoprexin® for several years. If the results of any Phase III Taxoprexin® trial are insufficient to warrant regulatory approval, we would need to conduct additional Phase III trials or abandon the Taxoprexin® program.

Setbacks in any phase of the clinical development of Taxoprexin® would likely cause a sharp drop in our stock price. Moreover, failure of our Taxoprexin® program could have a negative impact on our other product candidates in development.

We lack extensive operating experience, and we may be unable to manage our growth or develop our business effectively.

We have no experience in manufacturing or procuring products in commercial quantities or selling pharmaceutical products. We have only limited experience in negotiating, establishing and maintaining strategic relationships and conducting clinical studies and other later-stage phases of the regulatory approval process. To date, we have engaged principally in developing pharmaceutical compounds and in conducting limited clinical studies for only one of our product candidates. Our business plan contemplates a period of rapid and substantial growth that will place a strain on our administrative and operational infrastructure. Our ability to manage our growth, if any, will require us to continue to improve and expand our management, operational and financial systems and controls. If we are unable to manage our growth effectively, our business, financial condition and results of operations will be adversely affected.

If we cannot develop or contract for sales, marketing and distribution capabilities, we will have difficulty commercializing any products we may develop.

In order to commercialize our products, if any, and receive the required regulatory approvals, we must internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. If we obtain regulatory approval for a cancer product, we intend to market such product directly in the United States. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. We may not be able to establish in-house sales and distribution capabilities or relationships with third parties. Alternatively, we may enter into agreements, such as co-promotion or other licensing arrangements with one or more pharmaceutical companies with established distribution systems and direct sales forces to market our products. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we marketed and sold our products ourselves, and any revenues we receive will depend upon the efforts of third parties, whose efforts may not be successful.

We are dependent on third parties for a variety of reasons, and our arrangements with these third parties may not provide us with the benefits we expect.

Our business strategy involves, in part, entering into strategic alliances or licensing agreements with third parties, relating to the development and commercialization of certain of our potential products. We rely upon third parties to perform some research and preclinical testing functions and development, manufacturing and marketing activities. We also may rely on third parties to market and sell our products, including Taxoprexin®, in certain territories, rather than establish our own sales force. Our reliance on these relationships poses a number of risks, including the following:

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we cannot effectively control whether our third-party partners will devote sufficient resources to our programs or products;

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disagreements with partners could delay or terminate the research, development or commercialization of product candidates, or result in litigation or arbitration;

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contracts with our partners may fail to provide sufficient protection or we may have difficulty enforcing the contracts if one of these partners fails to perform;

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our partners may fail to comply with regulatory requirements;

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some of our partners may have considerable discretion in electing whether to pursue the commercialization of any additional products and may pursue technologies or products either on their own or in collaboration with our competitors; and

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partners with marketing rights may choose to devote fewer resources to the marketing of our products than they do to products of their own development.

Given these risks, our current and future collaborative efforts may not be successful. Failure of these efforts could require us to devote additional internal resources to the activities performed by our collaborative partners, seek alternative corporate collaborators, or delay our product development.

If our products fail to achieve market acceptance, we will never record meaningful revenues.

Even if our products are approved for sale, they may not be commercially successful in the marketplace. Market acceptance of our product candidates will depend on a number of factors, including:

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perceptions by members of the health care community, including physicians, of the safety and efficacy of our product candidates;

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the potential advantages that our product candidates offer over existing treatment methods;

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cost-effectiveness of our product candidates relative to competing products;

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the availability of government or third-party payor reimbursement for our product candidates; and

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the effectiveness of marketing and distribution efforts by us or any licensees or distributors with which we may contract.

If we fail to obtain acceptable prices or adequate reimbursement for our products from third-party payors, our ability to generate revenues will be diminished.

Our ability to commercialize pharmaceutical products will depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payors. The continuing efforts of government, private health administration authorities and other third-party payors to contain or reduce the costs of health care through various means may limit our commercial opportunity. For example, in some markets outside the United States, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, significant uncertainty exists as to the reimbursement status of newly approved drugs as third-party payors frequently challenge the pricing of new drugs. We expect that increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we or any of our collaborators would receive for any products in the future, could impede patients' ability to obtain insurance and could otherwise adversely affect our ability to commercialize our products.

If our competitors develop and market products that are more effective, have fewer side effects or are less expensive than our product candidates, our commercial opportunities would be reduced.

We are operating in a highly competitive environment in which many pharmaceutical and chemical companies, universities and other research institutions are engaged in drug discovery. In this environment, new products are constantly being developed that may make existing products obsolete. Many companies which make drugs in similar classes as we do, such as Bristol-Myers Squibb Company and Aventis, have substantially greater financial, technical and human resources, and more experience with the development, manufacture and marketing of pharmaceutical products. Our new products, if any, may be competing with drugs that have been approved by the FDA and have demonstrated commercial success in the United States and elsewhere, including currently marketed taxane drugs like Taxol® and Taxotere®. Our competitors may also develop new technologies or products, which are safer, more effective or more cost-effective than our products, which could hamper our ability to successfully commercialize our products. Accordingly, our competitors may successfully develop products that are more effective than our products, obtain regulatory approvals for their products before we are able to obtain approval for our products, and market their products more effectively and at a lower price than we may be able to market ours.

If we are unable to retain key personnel and hire additional qualified personnel, we may not be able to successfully achieve our goals.

Our success depends, in large part, on our ability to attract and retain qualified management, scientific and technical personnel and on our ability to develop and maintain important relationships with commercial partners, leading research institutions and key distributors. We are particularly dependent on the principal members of our management and scientific staff, consisting of Drs. Nigel Webb, Lee Schacter, Charles Swindell, and Mr. Robert Dickey IV, the loss of any one of whose services could delay or prevent the achievement of our research, development, or business objectives and have a material negative impact on our business, financial condition and results of operations.

We expect that our potential expansion into areas and activities requiring additional expertise, such as further clinical trials, government approvals and new or expanded collaborative relationships, will place additional requirements on our management, operational and financial resources. We expect these demands will require an increase in management, scientific and technical personnel and the development of additional expertise by our existing personnel. We may not be able to attract and retain such personnel on acceptable terms, given the competition for such personnel among pharmaceutical companies, universities and nonprofit research institutions. Our failure to attract and retain such personnel could materially adversely affect our prospects for success.

We have no internal manufacturing capabilities, which could adversely impact our ability to commercialize products.

We have no internal manufacturing capabilities, which may result in increased costs of production or delay product development or commercialization. In order to commercialize our product candidates successfully, we or our collaborators must be able to manufacture products in commercial quantities, in compliance with regulatory requirements, at acceptable costs and in a timely manner. We contract with third parties for our manufacturing requirements and we believe that such third parties will be able to meet our initial needs for clinical studies. These arrangements may be insufficient for late-stage clinical studies and for commercial-scale manufacturing requirements. Accordingly, we may be required to recruit manufacturing staff, obtain manufacturing facilities or contract with additional third parties or corporate collaborators to assist with production.

In the event that we decide to establish a commercial-scale manufacturing facility, we will require substantial additional funds and will be required to hire and train significant numbers of employees and comply with applicable regulations, which are extensive. We may not be able to develop a manufacturing facility that both meets regulatory requirements and is sufficient for all clinical trials or commercial-scale manufacturing.

We use hazardous materials in a manner that could cause injury, which may make us liable for damages.

Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may have to limit commercialization of our products.

The testing, including clinical research, and marketing of medical products entail an inherent risk of product liability, due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new drug. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Product liability insurance and indemnification from potential licensees of products may not adequately protect us from liabilities, may not be obtainable or may be prohibitively expensive to obtain. Moreover, we may be unable to renew our product liability insurance in the future or obtain additional product liability insurance coverage on reasonable terms. If we are not able to adequately protect ourselves against product liability claims through one of the methods described above, our business, financial condition and results of operations could be materially and adversely affected.

If we fail to obtain the capital necessary to fund our operations, we will be unable to develop products successfully.

Based on our current business plan, we anticipate that the net proceeds from this offering, together with our existing cash balances and cash flow from our operations, will be sufficient to permit us to conduct our operations and to carry out our contemplated business plans through 2003. After that time, we anticipate that we will require substantial additional capital in order to continue to conduct research and development, clinical trials and regulatory activities. Alternatively, we may need to raise additional funds sooner to develop new products, enhance our existing products or respond to competitive pressures. We have no committed sources of additional capital. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders or to us. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in dilution to our stockholders. Moreover, the incurrence of debt financing could result in a substantial portion of our operating cash flow being dedicated to the payment of principal and interest on such indebtedness. This could render us more vulnerable to competitive pressures and economic downturns and could impose restrictions on our operations. Our failure to obtain necessary financing in the future could limit our ability to complete planned clinical trials, obtain regulatory approvals or commercialize our products.

RISKS RELATED TO THIS OFFERING

There has been no prior market for our common stock, and our stock price may be volatile.

Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. The market price of our common stock after this offering will vary, perhaps significantly, from the initial public offering price. You may be unable to sell your shares of common stock at or above the initial offering price.

The stock market, particularly in recent years, has experienced significant volatility, particularly with respect to pharmaceutical and biotechnology stocks. The volatility of pharmaceutical and biotechnology stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause volatility in the market price of our common stock include:

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announcements of the introduction of new products by us or our competitors;

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market conditions in the pharmaceutical and biotechnology sectors;

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rumors relating to us or our competitors;

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litigation or public concern about the safety of our potential products;

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our quarterly operating results;

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deviations in our operating results from the estimates of securities analysts; and

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FDA or other regulatory actions.

In the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. We may become involved in this type of litigation in the future. Litigation of this type is often extremely expensive and could divert the time and attention and resources of our management.

Future sales of common stock may cause our stock price to fall.

The market price of our common stock could decline as a result of sales of shares of our common stock in the public market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. For more information, see "Shares eligible for future sale."

There will be             shares of our common stock outstanding immediately after this offering, or             shares if the underwriters exercise their over allotment option in full. All of the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates," as defined in Rule 144 of the Securities Act. The remaining             shares of our common stock outstanding will be "restricted securities" as defined in Rule 144.

If our directors, officers and largest stockholders choose to act together, they may be able to control our management and operations, acting in their own best interests and not necessarily those of other stockholders.

Based on their beneficial ownership as of November 30, 2001, our directors, executive officers and principal stockholders and their affiliates beneficially own approximately 57% of our common stock. Accordingly, they collectively may have the ability to determine the election of all of our directors and determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of our other stockholders.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, difficult.

Provisions of our certificate of incorporation and by-laws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or discourage a third party from attempting to acquire control of us, even if doing so would benefit our stockholders. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. In particular, our certificate of incorporation provides for the division of our board of directors into three classes with staggered three year terms and our by-laws provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders and not by written consent of stockholders. Furthermore, Section 203 of the General Corporation Law of Delaware prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" under certain conditions, which may restrict a third party's ability to acquire us.

If circumstances cause us to change our anticipated use of the proceeds of this offering, we may invest or spend the proceeds of this offering in ways with which you may not agree.

We retain broad discretion over the use of proceeds from this offering. You may not agree with how we spend the proceeds, and our use of the proceeds may not yield a significant return or any return at all. Because of the number and variability of factors that determine our use of the net proceeds from this offering, our ultimate use of the proceeds might vary substantially from our currently planned uses. See "Use of proceeds" for a description of our current plans for using the proceeds from this offering.

You should not expect to receive dividends from us.

We have never declared or paid any cash dividends on any classes of our capital stock. We currently intend to retain our future earnings, if any, to fund the development and growth of our business and we do not anticipate paying any cash dividends in the foreseeable future.

Forward-looking statements

    This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include statements about the following:

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our product development efforts and the implications of their preliminary results;

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the commercialization of our product candidates, including the development of a sales and marketing force;

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our intentions regarding the establishment of collaborations;

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anticipated operating losses, future revenues, capital expenditures and need for additional financing;

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anticipated regulatory filing dates and clinical trial initiation dates for our product candidates;

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the status of regulatory approval for our product candidates; and

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the benefits to be derived from corporate collaborations, license agreements and other collaborative efforts, including those relating to the development and commercialization of our product candidates.

The forward-looking statements are principally contained in the sections entitled "Prospectus summary," "Business" and "Management's discussion and analysis of financial condition and results of operations." These statements relate to future events and our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk factors." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" or the negative of such terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of our forward-looking statements by these cautionary statements.

Use of proceeds

    Our net proceeds from this offering, based on an assumed initial public offering price of $          per share, are estimated to be $          million, or $          million if the underwriters' over-allotment option is exercised in full, after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of this offering primarily for further development of Taxoprexin®, ongoing research and development activities, including preclinical evaluation and clinical studies of other compounds, business development, including product licensing and potential acquisitions, and general corporate purposes. Although we may use a portion of the net proceeds to make potential acquisitions, we currently have no agreements relating to any material acquisition.

The use of proceeds has not been specifically identified due to the flexible nature of our planning process. As a result, we retain broad discretion in the allocation and use of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

Dividend policy

    We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, to support the growth and development of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors may deem relevant.

Capitalization

    The following table shows our capitalization at September 30, 2001:

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on an actual basis;

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on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock into 603,087 shares of common stock; and

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on a pro forma basis as adjusted to give effect to the completion of this offering at an assumed initial public offering price of $    per share.

You should read this table in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

	September 30, 2001
	Actual	Pro forma	Pro forma as adjusted
(in thousands)
Total debt	$55	$55

Stockholder's equity:
Convertible preferred stock, $0.001 par value, 1,500,000 shares authorized; 603,087 issued and outstanding, actual; no shares outstanding, pro forma; and no shares authorized and outstanding, pro forma as adjusted	1	—
Preferred stock, $0.001 par value, no shares authorized or outstanding, actual and pro forma and 10,000,000 shares authorized and no shares outstanding, pro forma as adjusted	—	—
Common stock, $0.001 par value, 3,000,000 shares authorized; 475,958 issued and outstanding, actual; 1,079,045 shares issued and outstanding, pro forma; and 100,000,000 shares authorized at the closing of this offering and shares issued and outstanding, pro forma as adjusted	—	1
Additional paid-in capital	48,803	48,803
Deferred stock-based compensation	(8,770)	(8,770)
Accumulated deficit	(36,440)	(36,440)
Officer loan	(1,403)	(1,403)

Total stockholders' equity	$2,191	$2,191

Total capitalization	$2,246	$2,246

The foregoing table does not include:

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166,275 shares of Series E preferred stock sold by us after September 30, 2001 and through December 10, 2001 at $100.00 per share resulting in gross proceeds to us of $16.6 million;

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285,785 shares issuable upon the exercise of options outstanding as of September 30, 2001 at a weighted average exercise price of $10.06 per share; and

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12,700 shares of preferred stock issuable upon the exercise of warrants at a weighted average exercise price of $98.90 per share and the conversion of those preferred shares into common stock. 12,500 of these warrants will expire upon the filing of this registration statement with the SEC and 200 will expire on December 23, 2001.

Dilution

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the the initial offering price of our common stock in this offering and the pro forma net tangible book value of our common stock immediately after completing this offering. The pro forma net tangible book value per share of our common stock is the difference between our tangible assets and our liabilities, divided by the number of shares of our common stock outstanding after giving effect to the automatic conversion of all outstanding shares of our preferred stock into shares of our common stock upon completion of this offering.

As of September 30, 2001 without taking into account any changes in our net tangible book value subsequent to that date other than to give effect to the sale of our common stock in this offering at the assumed offering price of $                , less the estimated offering expenses including underwriting discounts and commissions, the pro forma net tangible book value of each of the assumed outstanding shares of common stock would have been $                per share. This would have resulted in dilution of $                 per share to new investors purchasing shares of common stock in this offering. At the same time, our current stockholders would have realized an increase in pro forma net tangible book value of $            per share after this offering without further cost or risk to themselves. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$

Pro forma net tangible book value per share before this offering	$

Increase in pro forma net tangible book value per share attributable to investors in this offering	$

Pro forma net tangible book value per share after this offering	$

Dilution per share to new investors	$

The following table sets forth, as of September 30, 2001, on a pro forma basis to give effect to the conversion of all shares of our preferred stock into 603,087 shares of common stock, the number of shares of common stock purchased, the total consideration paid and the average price per share paid by existing and new stockholders, before deducting underwriting discounts and commissions and our offering expenses payable:

	Shares purchased			Total consideration			Average price
	Number	Percent		Amount	Percent		Per share
Existing stockholders			%	$		%	$
New investors

Total		100%			$100%		$

The foregoing discussion and tables assume no exercise of:

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stock options to purchase a total of 285,785 shares of common stock with a weighted average exercise price of $10.06 per share outstanding as of September 30, 2001;

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warrants to purchase a total of 12,700 shares of convertible preferred stock with a weighted average exercise price of $98.90 per share outstanding as of September 30, 2001; and

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17,337 additional shares available for future grant under our 2000 stock option plan as of September 30, 2001.

Selected financial data

    The following selected financial data for the five years ended December 31, 2000 are derived from the audited financial statements of Protarga, Inc. The financial data for the nine month periods ended September 30, 2000 and 2001 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

	Year ended December 31,					Nine months ended September 30,
Statement of operations data:
	1996	1997	1998	1999	2000	2000	2001
(in thousands, except share and per share data)						(unaudited)
Revenues	$—	$—	$—	$—	$—	$—	$—
Operating costs and expenses:
Research and development	690	1,596	2,816	3,843	6,006	3,516	10,458
General and administrative	357	991	1,045	1,234	3,053	1,930	3,484

Total operating expenses	1,047	2,587	3,861	5,077	9,059	5,446	13,942

Loss from operations	(1,047)	(2,587)	(3,861)	(5,077)	(9,059)	(5,446)	(13,942)
Interest income	15	49	83	73	265	104	318
Interest expense	(43)	(13)	(3)	(2)	(3)	(2)	(7)

Net loss	$(1,075)	$(2,551)	$(3,781)	$(5,006)	$(8,797)	$(5,344)	$(13,632)

Net loss per share:
Basic and diluted	$(3.95)	$(8.48)	$(12.44)	$(16.17)	$(24.22)	$(14.76)	$(31.93)

Pro forma basic and diluted
Shares used in computing net loss per share:
Basic and diluted	272,083	300,719	303,892	309,561	363,267	361,970	426,908

Pro forma basic and diluted
	As of December 31,
						As of September 30, 2001
Balance sheet data:
	1996	1997	1998	1999	2000
(in thousands)						(unaudited)
Cash and cash equivalents	$1,367	$2,302	$3,550	$282	$11,022	$4,216
Working capital	541	1,771	2,525	1,164	11,231	1,516
Total assets	1,444	2,386	3,626	2,397	13,166	4,988
Long-term debt, less current portion	10	40	36	32	32	40
Total stockholders' equity	601	1,807	2,564	1,191	11,553	2,191

Management's discussion and analysis of financial condition and results of operations

    You should read the following discussion and analysis in conjunction with "Selected financial data" and our financial statements and notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those described in "Risk factors" and elsewhere in the prospectus, our results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

We have devoted substantially all of our resources since we began operations in 1991 to the research and development of pharmaceutical product candidates using our Targaceutical® technology in the areas of cancer, CNS disorders, and infectious disease. We are a clinical stage pharmaceutical company and have not generated any revenues from product sales. We have not been profitable and from inception through September 30, 2001, we have incurred a cumulative net loss of approximately $36.4 million. These losses have resulted principally from costs incurred in research and development activities, including preclinical and Phase I and Phase II clinical studies for our lead product candidate, Taxoprexin® Injection, or Taxoprexin®, and general and administrative expenses. We expect to incur additional operating losses until such time as we generate sufficient revenue to offset expenses.

In March 2001, we completed a Phase I clinical study for Taxoprexin® and started a multinational Phase II clinical development program for this compound. Protarga's overall product development program has expanded considerably over the last year as a result of moving into our new laboratory in Exton, Pennsylvania, the hiring of additional scientists, work being done under our Collaborative Research and Development Agreement, or CRADA, with the U.S. National Cancer Institute, or NCI, and commencement of our Phase II clinical program for Taxoprexin®. As a result, research and development costs relating to product candidates will continue to increase.

In the nine months ended September 30, 2001 and the year ended December 31, 2000, we recorded total deferred stock compensation on our balance sheet of approximately $6.4 million and $5.0 million, respectively, in connection with stock options granted during 2001 and 2000 at prices deemed to be below fair value on the date of grant. Options granted are typically subject to a four-year vesting period. We are amortizing the deferred stock compensation over the relevant vesting periods. We amortized a total of approximately $1.6 million and $1.0 million of deferred stock compensation in the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2000 and 2001

Research and development

Our research and development expenses increased from $3.5 million in the nine months ended September 30, 2000 to $10.5 million in the nine months ended September 30, 2001, an increase of 200%. This increase was due to a $4.3 million increase in development and clinical trial costs associated with Taxoprexin®, a $2.1 million increase in other Targaceutical® research and development programs, and an increase in non-cash, stock based compensation expenses of approximately $595,000. As we continue to expand our product development activities, we expect research and development costs will continue to increase.

General and administrative

Our general and administrative expenses increased from $1.9 million in the nine months ended September 30, 2000 to $3.5 million in the nine months ended September 30, 2001, an increase of 84%. This increase reflects a $1.0 million increase in operating expenses to support the growth and operations of the company and an increase in non-cash, stock based compensation of approximately $580,000. We expect general and administrative expenses to increase in the future to support our growth and operations.

Interest income

Our interest income (net of interest expense) increased from $102,000 for the nine months ended September 30, 2000 to approximately $311,000 for the nine months ended September 30, 2001, an increase of 205%. The increase was due primarily to interest income earned on greater average cash balances on hand during the nine months ended September 30, 2001.

Year Ended to December 31, 1999 and Year Ended December 31, 2000

Research and development

Our research and development expenses increased from $3.8 million in 1999 to $6.0 million in 2000, an increase of 58%. This increase was due primarily to increased development and clinical trial costs associated with Taxoprexin®, increased expenditures on other Targaceutical® research and development programs, and an increase in non-cash, stock based compensation expenses of approximately $552,000.

General and administrative

Our general and administrative expenses increased from $1.2 million in 1999 to $3.1 million in 2000, an increase of 158%. This increase reflects a $1.5 million increase in operating expenses to support our growth and operations and non-cash, stock based compensation of approximately $437,000.

Interest income

Our interest income (net of interest expense) increased from $71,000 in 1999 to $262,000 in 2000, an increase of 270%. This increase was due primarily to interest income earned on higher average cash balances on hand during the year ended December 31, 2000.

Year Ended to December 31, 1998 and Year Ended December 31, 1999

Research and development

Our research and development expenses increased from $2.8 million in 1998 to $3.8 million in 1999, an increase of 36%. This increase was due primarily to increased development and clinical trial costs associated with Taxoprexin® and increased expenditures on other Targaceutical® research and development programs.

General and administrative

Our general and administrative expenses increased from $1.0 million in 1998 to $1.2 million in 2000, an increase of 20%. This increase was due primarily to increased operating expenditures to support our growth and operations.

Interest income

Our interest income (net of interest expense) decreased from $80,000 in 1998 to $71,000 in 1999, a decrease of 11%. This decrease was due primarily to interest income earned on lower average cash balances on hand during the year ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have financed our operations primarily with cash generated through private sales of our convertible preferred stock, as well as through the issuance of convertible debt. Through September 30, 2001, we raised a total of $35.8 million in aggregate net proceeds from the sale of our preferred stock and the issuance of convertible debt. All of the $605,000 in convertible debt that we issued was converted into shares of our Series B Convertible Preferred Stock in 1996 and 1997. As of September 30, 2001, we had cash and cash equivalents of $4.2 million, working capital of $1.5 million and long term debt outstanding of approximately $40,000.

On December 10, 2001, we completed the private placement of our Series E convertible preferred stock. As a result of the sale of additional Series E convertible preferred stock since September 30, 2001, we had cash and cash equivalents of $16.0 million as of December 10, 2001.

Cash used in our operating activities was $7.4 million for 2000, and $10.8 million for the nine months ended September 30, 2001. These net cash outflows resulted primarily from operating losses.

Net cash proceeds from financing activities for the period ended September 30, 2001 was approximately $4.4 million. For the years ended December 31, 1999 and 2000, net cash proceeds were approximately $1.6 million and $18.4 million, respectively. These proceeds were from the issuance of preferred and common stock. As a result of the sale of additional Series E convertible preferred stock, net cash proceeds from financing activities for the period from September 30, 2001 through December 10, 2001 was approximately $16.6 million.

We lease our corporate facilities under an operating lease expiring on April 31, 2006. We also lease our research and development facility under an operating lease expiring on July 31, 2003. We have the option to extend this lease for one additional three-year period at rental rates equal to the then fair rental value as determined by our landlord. We have entered into operating lease agreements for various laboratory and office equipment. The terms of these lease agreements range from 36 to 60 months. Current total minimum annual payments as of September 30, 2001 under all leases are approximately $491,000, $598,000 and $550,000 in 2001, 2002 and 2003, respectively.

We expect that our capital requirements will increase in future periods as a result of the manufacturing scale-up and future clinical studies of Taxoprexin®. Research and development expenditures, including clinical studies, are expected to increase as we expand our Taxoprexin® clinical program and continue to develop new product candidates. We also intend to hire additional research and development, clinical and administrative staff. Our cash requirements will depend on numerous factors, including the progress of our research and development programs, the ability to obtain licensing arrangements, the time required to file and process regulatory approval applications, and the demand for our product candidates, if and when approved by the FDA or other regulatory authorities.

We believe that our current cash position and the proceeds of this offering, including any cash flows from corporate licensing arrangements, will be sufficient to fund our operations and capital expenditures through 2003.

NET OPERATING LOSSES AND TAX CREDIT CARRYFORWARDS

As of December 31, 2000, we had approximately $22.5 million of net operating loss carryforwards and $468,000 million of tax credit carryforwards available to offset future taxable income. These carryforwards expire at various dates through 2020, to the extent that they are not utilized. Utilization of these carryforwards may be subject to limitations due to ownership change provisions. A 100% valuation allowance has been recorded against the related deferred tax assets due to uncertainties surrounding the realization of these assets.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities, SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. We adopted SFAS 133 on January 1, 2001, and the adoption did not have a material impact on our financial position or results of operations.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which contains rules designed to clarify the application of APB 25. FIN 44 became effective on July 1, 2000 at which time we adopted the interpretation. The impact of the adoption of FIN 44 was not material to our operating results and financial position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101. SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. We believe that we comply with the provisions of SAB 101.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies that certain intangible assets acquired in a purchase method business combination must be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," or SFAS 144 after January 1, 2002. SFAS 141 and SFAS 142 will be adopted January 1, 2002. We believe that the adoption of SFAS 141 and SFAS 142 will not have an impact on our financial position or results of operations.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Impairment or Disposal of Long-Lived Assets" SFAS 144 supersedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." For long-lived assets to be held and used SFAS 144 retains the requirements of SFAS 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. In addition, SFAS 144 removes goodwill from its scope; describes a probability-weighted cash flow estimation approach and establishes a "primary asset" approach to determine the cash flow estimation period. Long-lived assets to be disposed of by sale are now measured at the lower of its carrying amount or fair value less cost to sell and depreciation/amortization are ceased. Therefore, discontinued operating losses are no longer recognized before they occur. SFAS 144 retains the basic provisions of Opinion 30 for the presentation of discontinued operations in the income statement but broadens that presentation to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. In addition, SFAS 144 prohibits retroactive reclassification of the asset as held for sale at the balance sheet date. SFAS 144 will be adopted January 1, 2002. We believe that the adoption of SFAS 144 will not have an impact on our financial position or results of operations.

MARKET RISK

We invest our excess cash in short-term, interest-bearing, investment-grade instruments and in our corporate bank accounts. We believe that there is no material exposure to interest rate risk arising from our investments.

Business

OVERVIEW

Protarga is a clinical stage pharmaceutical company that is developing new, patentable drugs for the treatment of cancer, central nervous system, or CNS, disorders and infectious diseases. All of our product candidates employ our proprietary Targaceutical® platform technology. Each Targaceutical® drug is a new small molecule compound made by chemically linking a specific fatty acid molecule to a pharmaceutical agent. The fatty acid acts as a targeting vehicle, or vector, to increase drug uptake by the cells intended for treatment and to sustain a localized therapeutic concentration in those cells for longer periods. We design our Targaceutical® drugs to improve the therapeutic efficacy and safety profile of pharmaceutical agents with established clinical utility. With this approach, we believe we can lower the technical and financial risks normally associated with drug development.

We are developing our lead product candidate, Taxoprexin® Injection, or Taxoprexin®, for the treatment of a wide range of cancers. DHA-paclitaxel, the active ingredient in Taxoprexin®, is a synthetic small molecule made by linking the chemotherapeutic agent paclitaxel to the natural fatty acid docosahexaenoic acid, or DHA. Paclitaxel is the active ingredient in Taxol®, the most widely used anti-cancer drug. Taxoprexin® is a member of a class of drugs known as taxanes, which includes Taxol®, marketed by Bristol-Myers Squibb Company, and Taxotere®, marketed by Aventis. Worldwide sales of taxane products totaled more than $2.3 billion in 2000, despite the serious side effects associated with these drugs.

We designed Taxoprexin® to capitalize on the anti-tumor activity exhibited by taxanes while reducing side effects commonly associated with the currently marketed products. In preclinical studies comparing DHA-paclitaxel to paclitaxel, DHA-paclitaxel showed markedly improved anti-tumor activity across a number of solid tumor types. We completed a Phase I study of Taxoprexin® in cancer patients at The Johns Hopkins Hospital, which showed that substantially more taxane could be administered with Taxoprexin® than in traditional taxane therapy, with none of the patients experiencing hair loss or significant nerve problems, nausea or vomiting. Taxoprexin® is currently the subject of multi-center Phase II clinical studies for the treatment of eight types of cancer.

We believe that our Targaceutical® platform technology is broadly applicable to many diseases and disorders. Our initial product development efforts are focused on the cancer market. In addition to Taxoprexin®, we have five other cancer drug candidates in development. We are also developing products for the treatment of CNS disorders and infectious diseases. Our lead product candidate in the area of CNS is Clozaprexin™ DHA-clozapine, or Clozaprexin™, for the treatment of schizophrenia. Clozapine is the active ingredient in the widely used anti-psychotic drug Clozaril®, marketed by Novartis AG. Our research and development pipeline includes 213 Targaceutical® compounds that we have synthesized for the treatment of a variety of diseases and disorders. We intend to internally develop and commercialize our priority product candidates while selectively out-licensing other compounds. We have received patents within the United States and other countries relating to our platform technology and several of our product candidates.

THE THERAPEUTIC INDEX AND DRUG DEVELOPMENT

The fundamental goal of drug development is to maximize a compound's therapeutic activity while minimizing its toxic side effects. The relationship between a drug's efficacy and its toxicity is known as its therapeutic index. High therapeutic index drugs, such as aspirin, demonstrate significant efficacy while exhibiting low toxicities, enabling widespread use. On the other hand, drugs with a low therapeutic index, such as many cancer chemotherapy agents, have toxic side effects that, regardless of the drugs' efficacy, may severely limit their use.

A drug's efficacy is largely determined by three characteristics. First, the pharmaceutical agent must cause the desired physiological effect. Second, the drug must be capable of penetrating the tissues needing treatment. Finally, the drug must be sustained within the targeted tissue for a sufficient period of time to achieve the desired therapeutic response.

Therapeutic efficacy is often limited by toxic side effects, which largely result from a drug's interaction with tissues other than those targeted for treatment. Many drugs act nonspecifically with respect to tissue type. For example, Taxol® is a useful anti-cancer drug because it kills tumor cells, but due to its lack of tissue specificity, the drug also attacks healthy cells such as neurons, causing irreversible nerve damage in some patients. In another example, the anti-psychotic drug Clozaril® is approved for the treatment of schizophrenia, but, because of its lack of tissue specificity, the drug damages cardiac tissue, resulting in heart attacks in some patients. Toxicity can also occur when the body recognizes a drug as foreign and mounts an allergic or other immune response. This occurs most often with large molecule drugs, like monoclonal antibodies, and can result in serious complications, including death.

Conjugate drugs

To improve the therapeutic index, drug developers have linked, or conjugated, an active drug with other chemical compounds to increase efficacy, reduce toxicity, or both. Such molecules are known as conjugate drugs. Most conjugate drugs are designed to more effectively target the drug to a specified tissue and mitigate toxicity in other tissues. The principal components of a conjugate drug are the pharmaceutical agent, the vector, and the chemical bond, or linker, used to connect the two. The composition of the vector is of particular importance as it is responsible for conferring the targeting and activation properties of the conjugate drug.

To date, researchers have used a number of compounds as vectors to make conjugate drugs. Monoclonal antibodies, peptides and complex carbohydrates are among the large molecule compounds that have been evaluated as targeting vectors. The primary difficulty with these vectors is that their size can impede their passage across cell membranes, making it difficult to deliver them to the appropriate tissues. Large molecules can also cause serious adverse immune responses, which can limit their application to acute disorders, where short-term therapy is adequate for complete treatment. Furthermore, large molecule vectors are frequently complex, and can be expensive and difficult to manufacture.

Small molecule vectors, on the other hand, generally provide better cellular access and are less likely to generate an adverse immune response. This enables their use for the treatment of both acute and chronic disorders, where long-term treatment is vital. Both natural and synthetic molecules may be employed as small molecule vectors, and their manufacture tends to be less complex and less expensive. For these reasons, we believe small molecules are superior vectors for conjugate drug design.

An additional consideration in conjugate drug design is the safety profile of the vector itself. The vector molecule must be safe both while it is part of the conjugate drug and after the drug is broken down. For this reason, naturally occurring molecules that are prevalent and safe in the human body may be the preferred vectors for drug conjugate design.

We believe that drug conjugate technology has the potential for greatly increasing the therapeutic index, and therefore the clinical value, of many currently marketed drugs. In addition, there are numerous compounds that are highly effective against a variety of diseases, but whose toxicity profiles have prevented their use. By increasing specificity and thereby decreasing toxicity, conjugate technology could "rescue" these drugs. We believe that the approaches employed to date have not fully capitalized on the opportunity presented by drug conjugates, principally as a result of drawbacks associated with existing vector design.

OUR TARGACEUTICAL® SOLUTION

Our Targaceutical® platform technology is designed to significantly enhance the safety and efficacy of known pharmaceutical agents, creating new and proprietary small molecule drugs. Our Targaceutical® technology is applicable to many different pharmaceutical agents, which translates to a broad range of potential product candidates. These agents can include both marketed and development stage agents that have encouraging efficacy rates but poor safety profiles.

Each Targaceutical® compound consists of a pharmaceutical agent and a fatty acid vector, connected by a chemical moiety known as a linker. Fatty acids are naturally occurring molecules used in humans as structural components and to store energy. They are accumulated by cells in ways that are specific for individual types of fatty acids. For example, DHA, a natural fatty acid, is actively accumulated by certain cancer cells and as such provides an attractive vector for use in anti-cancer compounds. We employ multiple fatty acids, and use their distinct properties to design compounds that target specific tissues within the body.

Cells naturally store fatty acids as an energy source and building material. We are able to capitalize on this biological process to create a reservoir of drug within the targeted tissue. As the fatty acid is metabolized over a period of time, the pharmaceutical agent is progressively released to perform its function. This depot effect facilitates longer term therapeutic action and increased efficacy.

Our technology provides flexibility in the type and position of the linker, enabling us to design Targaceutical® drugs for numerous medical conditions using a variety of pharmaceutical agents. Our technology allows us to modify the following drug properties:

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whether the drug is inert or active in the blood stream;

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the dynamics of drug activation within the cell; and

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the duration of therapeutic activity.

With the selection of the appropriate chemical linker and fatty acid, we are able to adjust the timing and location of drug activation.

This proprietary technology is applicable to a broad range of pharmaceutical agents, including both currently marketed products and development stage compounds. Our Targaceutical® compounds are new chemical entities and may be patented as new drugs. By utilizing currently marketed drugs we are able to capitalize on their established clinical and regulatory profiles, thereby potentially expediting the approval of our compounds and reducing development costs. Targaceutical® compounds based on existing pharmaceutical agents can also take advantage of the established markets for the parent compound.

The following diagram shows how the pharmaceutical agent, chemically attached to a fatty acid vector, is delivered into the blood vessel and transported to the target cell, where it is then released to perform its therapeutic task.

Targaceutical® drug in action

Blood Vessel
Transport
Administration
Uptake
Targaceutical® Drug
Pharmaceutical Agent
Activation
Fatty Acid Vector
Target Tissue

A depiction of a Targaceutical® drug in the box above shows the pharmaceutical agent (the hexagonal object on the left) attached to a fatty acid vector (the rocket-shaped object on the right) by a chemical linker (the rectangular connection). After administration to the patient, and while being transported in blood, the Targaceutical® drug retains its integrity until uptake by a cell. Once inside the cell, a reservoir of DHA-paclitaxel is established for an extended period of time. Over time, the molecule is broken down, releasing the pharmaceutical agent to perform its therapeutic task. Meanwhile, the fatty acid, being a natural constituent of the body, is metabolized normally.

Protarga has ten years of experience in the design and development of fatty acid drug conjugates, along with their biological assessment, formulation and manufacture. Our ability to manipulate the composition of the vector, the design of the linker, and the vector's attachment to the pharmaceutical agent enables us to create new drug compounds with greater specificity. This leads to more effective drug targeting. We are also able to design drugs that are inert in blood and are only activated when taken up and metabolized by cells. Our ability to design these inert conjugates, combined with our enhanced targeting, facilitates the production of compounds with lower toxicities. As a result, we are able to develop drug conjugates with the potential for improved therapeutic indices.

OUR PRODUCT DEVELOPMENT PROGRAMS

We have synthesized 213 Targaceutical® compounds using a wide variety of pharmaceutical agents, fatty acid vectors and chemical linkers. The chart below lists the seven priority product candidates currently in development at Protarga. The eight Phase II Taxoprexin® clinical studies in progress represent distinct product opportunities, as it may be possible to obtain approval for Taxoprexin® for the treatment of multiple types of cancer. Five of the other compounds are preclinical drug candidates for cancer therapy, and one is in preclinical development for the treatment of schizophrenia.

Product	Indication	Status	Locations
Cancer
Taxoprexin®	Breast cancer	Phase II trial	UK
	Colorectal cancer	Phase II trial	US
Germany
	Stomach cancer	Phase II trial	UK
Germany
The Netherlands
	Hormone-refractory prostate cancer	Phase II trial	US
	Melanoma	Phase II trial	UK
	Non-small cell lung cancer	Phase II trial	UK
	Pancreatic cancer	Phase II trial	US
UK
Germany
The Netherlands
	Kidney cancer	Phase II trial	US
	Various cancers	Phase I/II carboplatin combination trial	UK

P-232	Various cancers	Preclinical	US
P-274	Various cancers	Preclinical	US
P-309	Various cancers	Preclinical	US
P-310	Various cancers	Preclinical	US
P-321	Various cancers	Preclinical	US

Central Nervous System
Clozaprexin™	Schizophrenia	Preclinical	US

Our Taxoprexin® program

Our lead Targaceutical® product candidate is Taxoprexin®, a novel compound for the treatment of a variety of cancers. Taxoprexin® is currently the subject of eight multi-center Phase II studies in four countries. In addition, Taxoprexin® is being evaluated in combination with carboplatin in a Phase I/II study. DHA-paclitaxel, the active ingredient in Taxoprexin®, is a synthetic small molecule made by linking paclitaxel to the natural fatty acid DHA. Paclitaxel is the active ingredient in Taxol®, one of the most widely used anti-cancer agents, and is a member of the taxane class of molecules.

Limitations of current taxane therapies

Taxanes kill cancer cells by interfering with the biological machinery of cell division. Since all cancer cells divide as they proliferate, in theory, these agents should be effective against all cancer types. In practice, currently marketed taxanes are not effective against all cancers and, consequently, are only approved for a limited number of cancer types. A possible reason that the currently marketed taxanes are not universally effective may be the result of too little drug reaching the tumor site and not being sustained at therapeutic concentrations for sufficient time.

Taxane sales in 2000 totaled more than $2.3 billion in 2000. While economically successful, these pharmaceuticals are associated with significant side effects such as nerve dysfunction, hair loss, nausea, vomiting, muscle aches and fluid retention. Taxol®, the largest selling taxane, has an unfavorable therapeutic index and causes significant toxicities in 60% or more of patients.

Taxoprexin®

Taxoprexin® is a patented drug candidate intended to improve the therapeutic index of taxane therapy, and thereby expand the application of taxane therapy to a broader range of cancer types. We designed this investigational drug to:

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increase the proportion of taxane reaching tumor cells;

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generate sustained levels of taxane within tumors to prolong anti-cancer activity; and

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reduce toxic taxane activity in healthy tissues, thereby reducing side effects.

We designed Taxoprexin® to capitalize on the significant anti-cancer properties of taxane molecules while substantially mitigating the damaging side effects normally associated with this type of treatment. By linking a fatty acid molecule to a particular location on the paclitaxel molecule, we are able to delay paclitaxel activation until inside the cells. This contrasts with currently marketed taxanes, which are immediately active, and therefore toxic, upon entering the blood stream. In addition, we can increase the proportion of administered drug taken up by the targeted tumor cells, because DHA is more avidly accumulated by tumor cells than by most other cells. Once inside the cell, a reservoir of DHA-paclitaxel is established for an extended period of time. The DHA-paclitaxel molecules are progressively broken down in the cell, whereupon active paclitaxel is continuously released. The resulting sustained therapeutic concentration of paclitaxel kills dividing cancer cells over an extended period of time.

In preclinical animal studies comparing DHA-paclitaxel to paclitaxel, DHA-paclitaxel showed markedly improved pharmacokinetic properties and anti-tumor activity across a number of solid tumor types. At therapeutic doses in an animal model, six times more active paclitaxel is delivered to tumors and the therapeutic concentration of the paclitaxel is maintained ten times longer following the intravenous administration of DHA-paclitaxel, compared to that achieved by the administration of paclitaxel alone.

Clinical trials

In 1999, we initiated a Phase I study of Taxoprexin® at The Johns Hopkins Hospital in Baltimore, Maryland, in cancer patients, including some who had previously failed taxane therapy. This study showed that 4.6 times more taxane can be administered to patients, with a significant reduction in side effects relative to those observed with Taxol® and many other cytotoxic chemotherapy drugs. None of the patients experienced hair loss or significant nerve problems, nausea, vomiting, muscle aches or fluid retention. All of the patients enrolled in the Johns Hopkins study had failed applicable current therapies and had progressive disease. The clinical results from this Phase I study were first reported by the investigators at the 36th Annual Meeting of the American Society of Clinical Oncology in 2000.

The conclusions from this Phase I study were:

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Taxoprexin® is well tolerated as a 2-hour infusion;

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1100 mg/m2 is the recommended Taxoprexin® Phase II dose, containing 4.6 times more taxane molecules than the maximum approved dose of Taxol®;

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non-hematologic toxicities were generally mild;

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no significant nerve damage and no hair loss were seen;

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one breast cancer patient exhibited a confirmed partial response; and

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ten of the 21 remaining patients were stabilized for up to eight cycles of treatment.

We are currently conducting Phase II studies for Taxoprexin® in up to 400 patients. We are evaluating the activity and safety of Taxoprexin® for the treatment of eight different types of cancers, including cancers of the breast, colon/rectum, kidney, lung, pancreas, prostate, skin and stomach. To date, 32 oncology centers in the United States and Europe are participating, or have agreed to participate, in these multi-center studies. We have also initiated one clinical study of Taxoprexin® in combination with carboplatin, an approved chemotherapy agent commonly used in combination with taxanes, and we will soon initiate combination studies with three other widely used anti-cancer agents. To date, more than 170 cancer patients have been treated with Taxoprexin®.

Four of the eight cancers for which Taxoprexin® is being tested, colorectal, kidney, pancreatic and skin, represent new uses of taxane chemotherapy, where Taxol® and Taxotere® have shown limited utility and are not approved for treatment. We initiated Taxoprexin® studies for these four cancers based on our Phase I experience and our clinical investigators' belief that the improved kinetic properties of Taxoprexin® may enhance therapeutic activity.

We have applied to the FDA for orphan drug status of Taxoprexin® for various cancer indications and, to date, have received such designation for the treatment of pancreatic and hormone refractory prostate cancers.

Other drug candidates for cancer

In the area of cancer, our five preclinical drug candidates are chemical conjugates of fatty acids with known anti-cancer compounds and are designed to improve their therapeutic index. Of these drug candidates, two are conjugates of widely marketed drugs and three are conjugates of novel compounds that have demonstrated good anti-cancer activity. Two of these three novel compounds have been evaluated in Phase II clinical studies by the U.S. National Cancer Institute, or NCI.

We have tested these five Targaceutical® compounds against tumors in animals and found them to possess significantly improved activity and safety compared to the unconjugated therapeutic agent.

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Compound P-232 is a conjugate that inhibits microtubule function in the cell, preventing cell division. We are developing an oral formulation of this compound.

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Compound P-274 is a conjugate that inhibits protein synthesis, which, in turn, inhibits cell division.

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Compound P-309 is a conjugate of an anti-cancer agent, which inhibits enzymes that control cell division, causing the cell to die. The parent compound is currently in Phase II clinical trials for the treatment of a variety of solid and hematological tumors.

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Compound P-310 is a conjugate of a natural antibiotic that inhibits the action of messenger RNA, a key component of the biological system that makes proteins, including those required for cell division.

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Compound P-321 is a conjugate of an anti-cancer agent that is currently marketed for the treatment of a variety of solid tumors, including breast cancer. The agent kills cells by binding to their DNA.

NCI collaboration

We have a Cooperative Research and Development Agreement, or CRADA, with the NCI to accelerate the development of new cancer therapies, by developing Targaceutical® drugs based on promising new anti-cancer agents selected from the NCI's compound library. The NCI has a chemical library of approximately 140,000 anti-cancer agents, a number of which kill tumor cells by entirely new mechanisms of action. Many of these agents, however, have an unfavorable therapeutic index, and are highly toxic prior to the application of our Targaceutical® technology. By synthesizing Targaceutical® drugs from these agents, we hope to create new compounds with improved safety and anti-tumor activity.

This collaboration is the NCI's first drug development program to systematically apply fatty acid vector technology to anti-cancer agents. In this collaboration, we are conducting preclinical studies on a number of Targaceutical® compounds to identify those suitable for clinical study. We have the exclusive option to negotiate a license to patents resulting from this collaboration.

Our drug candidates for central nervous system disorders

In the area of CNS disorders, we have synthesized several Targaceutical® compounds that are designed to improve the therapeutic index of pharmaceutical agents with demonstrated clinical utility. We are developing our lead CNS product candidate Clozaprexin™ DHA-clozapine, or Clozaprexin™, for the treatment of schizophrenia.

At least 2.2 million people in the United States suffer from schizophrenia. Many psychiatrists consider clozapine, currently marketed as Clozaril® by Novartis AG, to be among the most effective anti-psychotic medications. The use of clozapine therapy is limited, however, because of serious side effects related to the cardiovascular and immune systems. Accordingly, physicians can only prescribe clozapine as second line therapy after safer, but less effective, drugs have failed to alleviate the patient's psychotic symptoms. Despite Clozaril®'s safety limitations, its annual worldwide sales for 2000 were approximately $350 million. The annual worldwide market in 2000 for anti-psychotic drugs was about $5 billion and could be further expanded if a safer form of clozapine could be developed that retained the drug's efficacy.

Clozaprexin™ is a Targaceutical® drug designed to achieve bio-equivalent levels of clozapine activity in the brain with substantially less free clozapine in the blood, thereby improving safety. The active ingredient in Clozaprexin™ is DHA-clozapine, a synthetic small molecule made by linking the anti-psychotic agent clozapine to DHA. DHA facilitates brain uptake of clozapine, resulting in a lower dose necessary to achieve equivalent therapeutic activity.

We conducted animal studies in collaboration with the National Institute of Mental Health and the Harvard Medical School. These studies, which compared our compound directly to clozapine, showed that DHA-clozapine is transported as a non-toxic molecule by blood to the brain. Once it crosses the blood-brain barrier, the compound interacts with key neuronal receptors, and provides a sustained therapeutic effect. Harvard Medical School researchers have reported preclinical data in a peer reviewed journal suggesting that DHA-clozapine may be a safer and more effective treatment for schizophrenia than currently marketed drugs. The researchers concluded that DHA-clozapine may have improved distribution characteristics and enhanced safety. The study showed that DHA-clozapine is ten times more potent than clozapine and may only require once a day dosing, which could improve patient compliance, a significant issue with psychotic patients.

Our drug candidates for infectious disease

In the area of infectious disease, we are developing Targaceutical® drugs for the treatment of HIV, herpes and hepatitis B virus infections. We have developed formulations for these fatty acid conjugates, conducted animal dose ranging studies and are examining drug activities in a variety of animal models of the relevant infections. Significant activity in these models would spur development of lead candidates for the treatment of these prevalent, and in some cases life threatening, diseases.

OUR STRATEGY

Our goal is to consolidate our position as the leading pharmaceutical company focused on the application of fatty acid technology to drug development. We intend to achieve this goal by pursuing the following strategies:

Focus on markets with unmet clinical needs

Our product development programs are focused on prevalent diseases and disorders for which few effective therapies exist. Our primary focus is the cancer, CNS and infectious disease markets. All three markets are characterized by large numbers of severely ill patients. Cancer and infectious disease are particularly attractive areas, because the clear clinical study endpoints can facilitate accelerated regulatory review and approval.

Develop product candidates where the risk and cost of development is low

Our product development program focuses on the application of our fatty acid technology to pharmaceutical agents with established clinical utility. This strategy minimizes our drug discovery cost and leverages existing product information and relevant experience in the medical and regulatory communities. With Taxoprexin®, we developed a patented new drug from invention through initial testing in patients, in four years and at a cost of under $6 million.

Leverage our core competencies in drug development

We have built a world-class organization with some of the most talented physicians and scientists in fatty acid technology and our disease areas of interest. We intend to capitalize on these core competencies in drug development, while using external contractors for most of our manufacturing, preclinical and clinical testing programs. For the commercialization of our products, we plan to utilize contract marketing and sales organizations to launch our cancer products in certain markets.

Retain rights to our core technology and key products

We intend to continue to retain rights to our core technology platform, as well as our key product candidates for cancer. Where it is strategically advantageous, we will seek to out-license products in other areas. In addition, we may choose to out-license rights to market our products in specific regions outside the United States, in cases we deem to be strategically advantageous. In the future, we expect to implement a commercial out-licensing program to enable other pharmaceutical companies to apply our Targaceutical® technology to improve the activity and safety of their compounds.

Expand and defend our intellectual property position

We have developed a solid patent portfolio around our core technologies and product pipeline. Based on ten years of experience with our fatty acid technology, we have established a body of proprietary expertise that we consider to be very valuable. We intend to vigorously defend our intellectual property position against potential challenges that may arise.

SALES AND MARKETING

To date we have retained all sales and marketing rights to our Targaceutical® product candidates. We plan to establish an oncology franchise in the United States, where we will retain marketing rights for our products and develop our own direct sales capability. We may augment this capability by the addition of a co-promotion partner and/or contract sales support through the use of marketing and sales organizations. In international markets, we may rely on strategic partners to market and sell our cancer products rather than establish our own sales force. In those markets, our exclusive licensees would market and distribute our products.

With respect to products we develop for the treatment of CNS disorders and infectious diseases, we intend to use a combination of direct sales and licensed strategic partners for product distribution.

MANUFACTURING AND SUPPLIERS

DHA-paclitaxel, the active ingredient in Taxoprexin®, is a small molecule drug manufactured in a single, high-yield, synthetic step from commercially available materials.

We have contracted with manufacturers in the United States and Europe for the production of Taxoprexin® bulk drug. The starting materials, DHA and paclitaxel, are available in quantity from a number of suppliers throughout the world. Several DHA suppliers have been qualified by Protarga, including Martek Biosciences Corporation, which uses a fermentation-based process validated for human use. We have entered into a long-term, defined cost supply agreement with Martek for the supply of DHA.

We have qualified a number of companies for the supply of paclitaxel, which is now available in several countries. These suppliers use a variety of natural and semi-synthetic sources for their manufacturing activities. Within the past few years, the worldwide supply of paclitaxel has increased due to demand from generic manufacturers in the pharmaceutical industry.

Once manufactured, this bulk drug is shipped to final product manufacturers who sterile fill the product for clinical study materials.

INTELLECTUAL PROPERTY

The U.S. Patent and Trademark Office has awarded us patents with chemical composition and method claims relating to our Targaceutical® technology and product candidates. These patents include two issued U.S. patents that cover the composition of matter of DHA-paclitaxel and its use in the treatment of proliferative disorders, including cancer. Corresponding patents have been issued or are pending in jurisdictions outside of the United States. We have filed numerous additional patent applications in the

United States covering a range of fatty acid drug conjugates, including many currently marketed pharmaceuticals linked to a variety of fatty acid carrier molecules.

We have also accumulated substantial know-how regarding our Targaceutical® platform technology which we maintain as trade secrets. This intellectual property centers on synthetic methods, manufacturing protocols and formulation technologies, which have general applicability across many potential drug candidates.

COMPETITION

The detailed profile of anti-cancer drugs that will be available at the time of launch of Taxoprexin® cannot be completely foreseen. In terms of competition, the primary consideration is the availability and effectiveness of other drugs for a particular cancer type, bearing in mind that some of these drugs may be effective in combination with Taxoprexin® therapy. From the standpoint of the oncologist, anti-cancer drugs with different mechanisms of action may be complimentary and/or synergistic.

The currently marketed taxanes, including Taxol® and Taxotere®, have been approved for the treatment of breast, non-small cell lung and ovarian cancers and Kaposi's sarcoma. Clinical studies are ongoing to expand the labeling of these drugs, and such new applications may represent additional competition for Taxoprexin®. In addition, there are investigational drugs that, if successfully developed, might compete with Taxoprexin®.

New formulations of paclitaxel are being developed, and new administration routes are being evaluated. These approaches include oral and liposomal formulations, but the mechanism of therapeutic action remains the same. Pharmacia Corporation's injectable drug candidate, Liposome Encapsulated Paclitaxel or LEP, developed by NeoPharm, Inc., is one example of such a formulation that is currently being evaluated in the clinic.

Competition could come from companies who are linking paclitaxel to other targeting vectors. Various groups have reported data on the use of antibodies, peptides and other biologically based macromolecules, such as polyglutamate, linked to one or more paclitaxel molecules. One such product, PG-TXL™ being developed by Cell Therapeutics, Inc., is in Phase II clinical testing.

In addition, various companies have introduced or are seeking to introduce generic paclitaxel. As in the case of reformulated products, generic paclitaxel will likely compete only in those indications where Taxol® is used.

GOVERNMENT REGULATIONS AND APPROVALS

The FDA and comparable regulatory agencies in state and local jurisdictions and abroad impose substantial requirements on the clinical development, manufacture and marketing of pharmaceutical product candidates. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approvals or in complying with other requirements could adversely affect the commercialization of product candidates.

The steps required before a new drug product candidate may be distributed commercially in the United States generally include:

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conducting appropriate preclinical laboratory evaluations of the product candidate's chemistry, formulation and stability, and preclinical studies to assess its potential safety and effectiveness;

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submitting the results of these evaluations and tests to the FDA, along with manufacturing information and analytical data, in an Investigational New Drug Application, or IND;

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making the IND effective after resolution of any safety or regulatory concerns of the FDA; and

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obtaining approval of applicable Institutional Review Boards (IRBs) or Independent Ethics Committees (IECs) to introduce the drug into humans in clinical studies.

In the United States, adequate and well-controlled human clinical studies that establish the safety and effectiveness of the product candidate for its intended use are typically conducted in the following three sequential, or slightly overlapping, stages:

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Phase I: The product candidate is initially administered to patients and tested for safety and dosage tolerance;

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Phase II: The product candidate is studied in patients to assess efficacy, confirm dosage tolerance and to further evaluate the drug's safety profile;

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Phase III: The product candidate is studied in an expanded patient population at multiple clinical study sites, to confirm effectiveness and safety at the optimized dose, by measuring a primary endpoint established with the agreement of the FDA at the outset of the study; and

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obtaining FDA approval of the New Drug Application, or NDA, prior to any commercial sale or shipment of the product candidate.

This process can take a number of years and requires substantial financial resources. The results of preclinical studies and initial clinical studies are not necessarily predictive of the results from large-scale clinical studies, and clinical studies may be subject to additional costs, delays or modifications due to a number of factors, including the difficulty in obtaining enough patients, clinical investigators, product candidate supply, and financial support. Upon approval, a product candidate may be marketed only in those dosage forms and for those indications approved in the NDA. However, pursuant to certain federal court decisions, drug marketers are in some limited circumstances permitted to distribute materials concerning indications outside of the FDA approved labeling.

In addition to obtaining FDA approval for each indication, the products manufacturer must register with the FDA, list its product candidates with the FDA, comply with good manufacturing practices, or GMP, and pass manufacturing plant inspections.

Any product candidates that we manufacture or distribute pursuant to FDA approvals are subject to extensive continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the product candidate. If we propose any modifications to a product, including changes in manufacturing process, manufacturing facility or labeling, a supplement to our NDA may be required to be submitted to the FDA.

Products manufactured in the United States for distribution abroad will be subject to FDA regulations regarding export, as well as to the requirements of the country to which they are shipped. These latter requirements are likely to cover the conduct of clinical studies, the submission of marketing applications and all aspects of manufacturing and marketing.

EMPLOYEES

As of November 30, 2001, we had 45 employees. Of these employees, 29 were engaged in research, development, clinical testing, regulatory affairs and/or manufacturing activities, and 16 were engaged in business development, finance and administrative activities. Fifteen of our employees have an M.D. or Ph.D. degree. We consider relations with our employees to be good.

PROPERTIES

We lease our corporate headquarters under an operating lease expiring on April 31, 2006. We lease our research and development facility under an operating lease expiring on July 31, 2003. We may extend the latter lease for one additional three-year period at rental rates equal to the then fair rental value as determined by our landlord. We believe that our existing facilities are adequate for our current needs and that we should be able to obtain additional space, as needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

We are not currently involved in any material litigation.

Scientific advisory boards

    We have three scientific advisory boards that provide advice and critical review of product development activities in each of our priority areas: oncology, CNS and infectious diseases. These boards include physicians and scientists with expertise in relevant areas of medicine, the development of pharmaceutical agents, and pharmacology. The board members consult with us as needed. Each board member has entered into a consulting agreement with us and is compensated for his or her services. The members of our advisory boards are as follows:

ONCOLOGY ADVISORY BOARD

Member	Affiliation
Kenneth R. Harrap, C.B.E., Ph.D., D.Sc. (Chairman)	Former Director, Cancer Research Campaign Centre for Cancer Therapeutics, Royal Marsden Hospital, UK
Professor Emeritus of Biochemical Pharmacology, London University, UK
Vincent T. DeVita, Jr., M.D.	Director, Yale Cancer Center
Former Director, U.S. National Cancer Institute
Ross C. Donehower, M.D.	Virginia and D.K. Ludwig Professor in Clinical Investigation of Cancer, The Johns Hopkins Oncology Center
Susan Band Horwitz, Ph.D.	Falkenstein Professor of Cancer Research,
Albert Einstein College of Medicine

CNS ADVISORY BOARD

Member	Affiliation
Ross Baldessarini, M.D. (Chairman)	Professor of Psychiatry and Neuroscience, Harvard Medical School
Franca Centorrino, M.D.	Assistant Professor of Psychiatry,
Harvard Medical School
John Kane, M.D.	Chairman, Department of Psychiatry,
Hillside Hospital, Long Island Jewish Medical Center
Jeffrey A. Lieberman, M.D.	Thad and Alice Eure Distinguished Professor of Psychiatry, University of North Carolina School of Medicine
Herbert Y. Meltzer, M.D.	Director of the Psychopharmacology Division, Psychiatric Hospital of Vanderbilt

INFECTIOUS DISEASES ADVISORY BOARD

Member	Affiliation
Thomas J. Perun, Ph.D. (Chairman)	Former Vice President, Drug Design and Delivery Division, Abbott Laboratories
Former Chairman, American Chemical Society, Medicinal Chemistry Division
Michael R. Harnden, Ph.D., D.Sc.	Former Head of Antiviral Chemistry,
SmithKline Beecham

Management

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers, key employees and directors, their respective ages and positions are as follows:

Name	Age	Position(s)

Nigel L. Webb, Ph.D.	54	Chairman, President, Chief Executive Officer and Director
Robert Dickey IV	46	Senior Vice President, Finance, Chief Financial Officer and Director
Lee P. Schacter, M.D., Ph.D.	56	Senior Vice President, Clinical Development
Charles S. Swindell, Ph.D.	46	Senior Vice President, Research and Development
Forrest H. Anthony, M.D., Ph.D.	50	Vice President, Clinical Development
Christopher D.V. Black, Ph.D.	56	Vice President, Preclinical Development
Matthews O. Bradley, Ph.D.	59	Vice President, Research and Scientific Affairs
Charmaine R. Fedick	47	Vice President, Clinical Operations
Gregory L. McIntire, Ph.D.	51	Vice President, Chemistry
Edward R. Gates (1)	47	Director
Walter G. Goehring II (2)	63	Director
John E. Koerner III (1)(2)	58	Director
Pascal Moura (2)	36	Director
Thomas J. Perun, Ph.D. (1)	64	Director
Richard G. Power (1)	72	Director

(1)
Member of Compensation Committee.

(2)
Member of Audit Committee.

Nigel L. Webb, Ph.D. has served as our President and Chief Executive Officer since he joined Protarga in June 1993, and has served as Chairman since August 2000. Dr. Webb is a coinventor of our Taxoprexin® product candidate. From 1982 until 1993, he served on the boards of five biotechnology companies: Damon Biotech, as President from 1982 to 1986; Quality Biotech, as a board member from 1987 to 1989; Health Express, as President from 1987 to 1990; Hybridon, as Chairman & Chief Executive Officer from 1990 to 1991; HEM Pharmaceuticals, as President from 1992 to 1993. Dr. Webb was Director of Marketing for the Ortho Diagnostic Systems unit of Johnson & Johnson from 1980 to 1982. From 1972 to 1980, he held product development and marketing positions with Searle and its affiliates in the United Kingdom and the United States. Dr. Webb holds a Ph.D. in biophysics from the University of London, an M.A. in biochemistry from the University of Cambridge and a diploma in accounting and finance from the U.K. Association of Certified Accountants. He has also attended the executive program at Harvard Business School.

Robert Dickey IV has served as our Senior Vice President, Finance since June 2000, and as Chief Financial Officer and one of our directors since he joined Protarga in July 1996. From 1992 until he joined Protarga, Mr. Dickey worked at Legg Mason Wood Walker, Inc., where he served as a Managing Director in the corporate finance department. From 1977 until 1983 and then following business school from 1985 to 1992, Mr. Dickey worked as an investment banker at Lehman Brothers Inc. and its affiliates in New York, NY. Mr. Dickey holds an M.B.A. from The Wharton School, University of Pennsylvania and a B.A. from Princeton University.

Lee P. Schacter, M.D., Ph.D. has served as our Senior Vice President, Clinical Development since October 2001. From July 2000 until September 2001, Dr. Schacter served as Senior Medical Director for AstraZeneca Pharmaceuticals. Prior to joining AstraZeneca, he was Clinical Associate Professor of Medicine at the Yale School of Medicine from 1996 to 2000. From 1984 to 1996, Dr. Schacter held a number of senior clinical cancer research positions with Bristol-Myers Squibb Company, including that of Director of Clinical Cancer Research. His prior academic appointments include Clinical Assistant Professor, Upstate Medical Center, New York from 1984 to 1986, Assistant Chief of Hematology, Cleveland VA Medical Center and Assistant Professor of Medicine, Case Western Reserve School of Medicine, 1980 to 1984, and Clinical Associate at The Cleveland Clinic, 1979 to 1980. Dr. Schacter is board certified in internal medicine and medical oncology. Dr. Schacter holds an M.D. from the University of Miami, a Ph.D. in developmental biology from Brandeis University, and a B.A. from Haverford College.

Charles S. Swindell, Ph.D. has served as our Senior Vice President, Research and Development since he joined Protarga in July 1999. He is a coinventor of our Taxoprexin® product candidate. From 1980 until he joined Protarga in 1999, Dr. Swindell served as Professor on the faculty of Bryn Mawr College, Bryn Mawr, Pennsylvania, in the Department of Chemistry. Dr. Swindell has expertise in the study of taxanes and in 1991 invented a route for semi-synthesis of the drug paclitaxel. Dr. Swindell holds a Ph.D. in chemistry from Rice University and a B.S. in chemistry from the University of Houston.

Forrest H. Anthony, M.D., Ph.D. has served as our Vice President, Clinical Development since joining Protarga in June 1998. From 1997 until 1998, Dr. Anthony served as Director of Science and Technology at the University City Science Center in Philadelphia. Previously, he was the Chief Executive Officer of Avid Corporation, a biotechnology company that he founded in 1991, until the time of its merger with Triangle Pharmaceutical, Inc. in 1997. Dr. Anthony founded Quality Biotech Inc. in 1986 where he served as President and Chief Executive Officer until 1992 and as Chairman until 1997. He worked at Rorer Group from 1984 to 1986 and worked at Johnson & Johnson from 1981 to 1984. Dr. Anthony holds a Ph.D. in biomedical engineering from the University of Virginia and an M.D. degree from the University of Oregon. Dr. Anthony is currently licensed to practice medicine and surgery in Pennsylvania.

Christopher D.V. Black, Ph.D. has served as our Vice President, Preclinical Development since he joined Protarga in May 2001. From 2000 until he joined Protarga, Dr. Black served as a consultant to the pharmaceutical practice and strategic change division of PricewaterhouseCoopers LLP. Dr. Black worked at Nycomed Amersham from 1994 to 2000, where he served as Director, Department of Biological Science, Assistant Director, Biology Research and Research Leader. From 1991 to 1994 he held positions at Sterling Winthrop Pharmaceuticals as Research Leader Immunobiology and Principal Research Investigator. Dr. Black worked at Harvard Medical School in 1991 and at the National Institutes of Health from 1983 to 1990, performing academic research. Dr. Black holds a Ph.D. in biochemistry from the University of London, a B.S. in applied biology from North London University, and an R.N. from the Nursing Council of England.

Matthews O. Bradley, Ph.D. has served as our Vice President, Research and Scientific Affairs since June 1999. Dr. Bradley served as Vice President, Development from 1995 when he joined until 1999. He is a coinventor of Taxoprexin®. From 1993 to 1995, Dr. Bradley was President of Bradley & Associates, a biomedical consulting firm. From 1991 until 1993, Dr. Bradley served as Senior Vice President of Research and Development at Genetic MediSyn, Inc., a biotechnology company. Dr. Bradley served as a Director in the departments of Biological Research and Safety Assessment at Merck Research Laboratories from 1979 to 1991. Dr. Bradley also worked for approximately five years at the National Cancer Institute. Dr. Bradley holds a Ph.D. in molecular and cellular biology from Stanford University, and a B.A. in biology from the University of Pennsylvania.

Charmaine R. Fedick has served as our Vice President, Clinical Operations since she joined Protarga in September 2001. From January 2001 until she joined Protarga, Ms. Fedick served as Senior Vice President, Clinical Operations at Omnicare Clinical Research. From 1998 until 2001, Ms. Fedick was Director, Clinical Research at DuPont Pharmaceuticals Company. From 1996 to 1998, Ms. Fedick was Executive Director, Field Operations at IBRD-Rostrum Global, Inc. From 1990 through 1996, Ms. Fedick worked in a number of capacities at Sanofi-Winthrop. She is a registered nurse with a B.S.N. from Gwynedd Mercy College.

Gregory L. McIntire, Ph.D. has served as our Vice President, Chemistry since December 2000. From April 2000 until December 2000 he served as Director, Analytical Chemistry. From 1994 until 2000, Dr. McIntire held a number of positions at Nycomed-Amersham, including Research Leader, Senior Fellow and Associate Research Director. From 1981 to 1987, Dr. McIntire was a Research Investigator at the Eastman Kodak Company. Dr. McIntire holds a Ph.D. in chemistry from the University of Delaware, an M.S. in oceanography from the University of Michigan and a B.S. in chemistry from Denison University.

Edward R. Gates has served as a director and our patent counsel since the inception of Protarga in 1991. Mr. Gates is a practicing attorney and the Managing Partner of Wolf, Greenfield & Sacks, PC, a patent law firm in Boston, Massachusetts, which he joined in 1984. He specializes in intellectual property matters relating to biotechnology. Mr. Gates holds a J.D. degree from Boston University and a B.S. in biology from Yale University.

Walter G. Goehring II has served as a director of Protarga since June 2000. Mr. Goehring has been engaged in private investments since 1994. From 1988 to 1994, he was a Senior Vice President at Boston Security Counselors, Inc. and from 1976 to 1985, he was a Senior Vice President and director at Essex Investment Management Co., Inc., an investment company. Previously, he served as senior operating officer of Endowment Management & Research Corporation, which was established by Yale University, and prior to that he was a Certified Public Accountant with Coopers & Lybrand. Mr. Goehring holds an M.B.A. from Suffolk University School of Management and a B.S. from The Wharton School, University of Pennsylvania.

John E. Koerner III has served as a director of Protarga since June 2000. Mr. Koerner is currently President of Koerner Capital Corporation, a position he has held since 1995. Prior to forming Koerner Capital, Mr. Koerner was President and co-owner of Barq's, Inc., a marketer of soft drinks, which was sold to The Coca-Cola Company in 1995. He is currently Chairman of the Board of Trustees of Tulane University, a position he has held since 1998, a board member of both Legg Mason, Inc., a position he has held since 1990, and Luminex Corporation, a biotechnology company, a position he has held since 1997. Mr. Koerner holds a J.D., M.B.A. and B.S. from Tulane University.

Pascal Moura has served as a director of Protarga since October 2000. Mr. Moura is a Managing Director of Equity4Life AG, a Zurich-based investment company that focuses on biotechnology investments, a position he has held since March 2000. Mr. Moura has also been a partner of SMS

Securities, a licensed securities broker since March 1998. From 1993 until 1998, Mr. Moura served as Divisional Director (Europe) at Schroder Securities in London and from 1989 until 1993, Mr. Moura worked at Banque Paribas (Suisse) S.A in Geneva. Mr. Moura holds a master's degree in sciences and economics from the University of Lausanne (H.E.C.) and is a Chartered Financial Analyst.

Thomas J. Perun, Ph.D. has served as a consultant to Protarga and as one of our directors since 1996. Dr. Perun is also a director of Lifetime Pharmaceuticals, a position he has held since 1999. From 1996 to 2001, he was a director of Dovetail Technologies, a biotechnology company. From 1963 until 1996, Dr. Perun worked at Abbott Laboratories, a pharmaceutical company, where he last served as Vice President, Drug Design and Delivery Division. Dr. Perun also served as Chairman of the American Chemical Society's Medicinal Chemistry Division from 1997 to 1998. Dr. Perun holds a Ph.D. in organic chemistry from the University of Rochester, an M.B.A. from the Lake Forest School of Management and a B.S. in chemistry from Rensselaer Polytechnic Institute.

Richard G. Power has served as a director of Protarga since 1994. Mr. Power is Executive Director of The Sage Group, a consulting firm to the life sciences industry, a position he has held since 1996. He has also served as Chairman, Chief Executive Officer and a director of Pharmatech Inc., Xenon Inc. and Discovery Labs. From 1978 until 1980, Mr. Power served as Vice President, Business Development for Ortho Pharmaceuticals, a division of Johnson & Johnson. Previously, he held senior marketing management positions with G.D. Searle, Warner Lambert, and Smith, Kline and French. Mr. Power holds a B.A. from Loras College and a B.S. from the University of Wisconsin in pharmaceutical chemistry.

ELECTION OF DIRECTORS

Our current board of directors consists of eight directors, with members serving for one-year terms. Upon completion of this offering, our board of directors will be divided into the following three classes:

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Messrs. Dickey, Koerner and Power will serve in the class whose term initially expires at the annual meeting of stockholders to be held in 2002;

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Messrs. Gates and Moura and Dr. Webb will serve in the class whose term initially expires at the annual meeting of stockholders to be held in 2003; and

–>
Mr. Goehring and Dr. Perun will serve in the class whose term initially expires at the annual meeting of stockholders to be held in 2004.

Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires.

At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. The authorized number of directors may be changed only by resolution of the board of directors or a two-thirds majority vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

COMPENSATION OF DIRECTORS

We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors. Non-employee directors receive annual grants of options to purchase shares of our common stock in accordance with a stock option policy adopted in 1998 and revised in 2001. All directors also serve as trustees of a voting trust, which holds the shares owned by the former Chairman of Protarga.

BOARD COMMITTEES

Compensation Committee

The Compensation Committee, which consists of Messrs. Gates, Koerner and Power, and Dr. Perun, approves the salaries and other benefits of our executive officers and approves all stock based compensation. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices.

Audit Committee

The Audit Committee, which consists of Messrs. Goehring, Koerner and Moura, reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. Each member of the Audit Committee is an independent director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee. Prior to the formation of the Compensation Committee, the board of directors as a whole made decisions relating to compensation of our executive officers.

EXECUTIVE COMPENSATION

Summary compensation table

The following table sets forth information, for the fiscal year ended December 31, 2000 with respect to our Chief Executive Officer and our four other most highly paid executive officers.

			Long-Term compensation awards
	2000 Annual compensation
			Securities underlying options (#)
Name and Principal Position	Salary ($)(1)	Bonus ($)
Nigel L. Webb Chairman, President and Chief Executive Officer	$261,959	$230,000	25,285
Robert Dickey IV Senior Vice President, Finance and Chief Financial Officer	$165,597	$141,204	14,751
Charles S. Swindell Senior Vice President, Research and Development	$164,666	$50,400	12,566
Forrest H. Anthony Vice President, Clinical Development	$149,923	$81,000	5,889
Matthews O. Bradley Vice President, Research and Scientific Affairs	$152,826	$47,107	6,302

(1)
In accordance with the rules of the SEC, the compensation does not include medical, group life or other benefits which are available to our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown on the table.

Stock options

The following table contains information concerning the grant of options to purchase shares of our common stock to our Chief Executive Officer and each of our other four most highly paid executive officers during the fiscal year ended December 31, 2000. The options shown below were granted pursuant to our 2000 Stock Option Plan. Shares underlying the options generally vest monthly over a four-year period from the grant date. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent an estimate or projection of our future stock prices. The actual value realized may be greater or less than the potential realizable values set forth in the table.

	Option grants in 2000
	Individual grants
					Potential realizable value at assumed annual rates of stock appreciation for option term
			Exercise price per share
Name	Number of securities underlying options granted	Percent of total options granted to employees in 2000		Expiration date
					5%	10%
Nigel L. Webb	25,285	26.8%	$6.60	6/29/2005	$1,898,398	$2,439,244
Robert Dickey IV	14,751	15.6%	6.00	6/29/2010	1,449,285	2,360,160
Charles S. Swindell	12,566	13.3%	6.00	6/29/2010	1,234,610	2,010,560
Forrest H. Anthony	5,889	6.2%	6.00	6/29/2010	578,594	942,240
Matthews O. Bradley	6,302	6.7%	6.00	6/29/2010	619,172	1,008,320

Option exercises and holdings

The following table contains information concerning option holdings with respect to our Chief Executive Officer and each of our other four most highly paid executive officers during the fiscal year ended December 31, 2000. Options shown in the table as exercisable are immediately exercisable. There was no public trading market for our common stock as of December 31, 2000. Accordingly, the value of the unexercised in-the-money options at year end listed below has been calculated on the basis of an assumed initial offering price of $      per share, less the applicable exercise price per share, multiplied by the total number of shares underlying such options.

	2000 Option Exercise		2000 Year-End Option Values
	Shares acquired on exercise		Number of shares underlying options at year end		Value of unexercised in-the-money options at year end
Name		Value realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nigel L. Webb	25,000	$55,000	41,345	40,920
Robert Dickey IV	—	—	21,774	22,690
Charles S. Swindell	—	—	5,946	13,834
Forrest H. Anthony	—	—	4,483	12,563
Matthews O. Bradley	—	—	7,172	10,086

EMPLOYMENT AGREEMENTS

We have employment agreements with Nigel L. Webb, our Chairman, President and Chief Executive Officer, and our other four most highly paid executive officers, as follows. Also described below are the terms of an employment agreement we recently entered into with Lee P. Schacter, our Senior Vice President of Clinical Development.

On June 1, 2001, we entered into an Amended and Restated Employment Agreement with Nigel L. Webb renewing his employment for the period June 1, 2001 through May 31, 2006. Dr. Webb's annual base salary is $350,000. Each year our board of directors may increase Dr. Webb's base salary. The increase will always be at least as great as the increase in the Consumer Price Index for urban wage earners and clerical workers for the prior year. Dr. Webb is entitled to receive an annual cash bonus of up to 50% of his base salary. The compensation committee of our board of directors determines the amount of the bonus based on how well we have achieved our business objectives for the period. If Dr. Webb is terminated without cause on or before June 1, 2003, he will receive a severance payment equal to 400% of his then current base salary, payable in twelve equal consecutive monthly installments. If Dr. Webb is terminated without cause after June 1, 2003, he will receive a severance payment equal to 300% of his then current base salary, payable in twelve equal consecutive monthly installments. If Dr. Webb is terminated during the three months before or the twelve months after a change-in-control of Protarga for reasons other than termination for cause or his own resignation, he will receive severance benefits, including a payment equal to 300% of the sum of his then current base salary plus his then current bonus opportunity.

On August 6, 2001, we entered into a letter agreement with Robert Dickey IV, our Senior Vice President, Finance and our Chief Financial Officer renewing his employment for the period of June 1, 2001 through May 31, 2004. Mr. Dickey's annual base salary is $240,000. Each year the President may increase Mr. Dickey's salary. The increase will always be at least as great as the increase in the Consumer Price Index for urban wage earners and clerical workers for the prior year. Mr. Dickey is eligible to receive an annual cash bonus of up to 35% of his base salary. The amount of the bonus is determined based on Mr. Dickey's achievement of annual objectives. If Mr. Dickey is terminated without cause or if, within one year after a change in control of Protarga, he is involuntarily terminated for any reason other than for cause or is constructively terminated, he will receive a severance payment equal to his base salary, payable in twelve monthly installments.

On October 23, 2001, we entered into a letter agreement with Lee P. Schacter relating to the terms of his employment. Dr. Schacter joined us on a half-time basis on October 23, 2001, at an initial annual salary rate of $100,008. He will be employed for 75% of his business time effective February 1, 2002, at an annual salary rate of $150,000. Dr. Schacter will become a full-time employee no later than July 1, 2002, at an annual salary rate of $200,004, and will then be eligible to receive an annual cash bonus of up to 30% of his base salary. In 2002, he will be eligible to receive an incremental special cash bonus of up to 15% of his base salary, subject to the achievement of certain objectives. Dr. Schacter's employment is at will. If he is terminated without cause after completing one year of full-time employment, he will receive six equal monthly severance payments totaling one-half of his then effective annual salary.

On April 13, 1999, we entered into a letter agreement with Charles S. Swindell relating to the terms of his employment starting on July 1, 1999. Dr. Swindell's initial annual base salary was $135,000. Dr. Swindell is eligible to receive annual merit increases to his base salary and an annual cash bonus of up to 30% of his base salary, subject to the achievement of annual objectives. His employment is at will. If he is terminated without cause, he will receive twelve monthly severance payments equal to his final monthly salary.

On June 15, 1998, we entered into a letter agreement with Forrest H. Anthony relating to the terms of his employment starting on June 15, 1998. Dr. Anthony's initial annual base salary was $135,000. His employment is at-will. He is eligible to receive to annual merit increases to his base salary and an annual cash bonus of up to 30% of his base salary, subject to the achievement of annual objectives. In 2001, he is eligible to receive an incremental special bonus of up to 15% of his base salary, subject to the achievement of certain objectives. If he is terminated without cause, he will receive severance payments totaling six months' salary.

On March 13, 1995, we entered into a letter agreement with Matthews O. Bradley relating to the terms of his employment. Dr. Bradley's initial annual base salary was $120,000. Dr. Bradley is eligible to receive annual merit increases to his base salary and an annual cash bonus of up to 30% of his base salary, subject to the achievement of annual objectives.

DIRECTOR AGREEMENTS

Thomas J. Perun, one of our directors, serves as a consultant to Protarga pursuant to a consulting agreement dated October 1, 1996, as amended on June 1, 1997 and October 1, 1997, and as extended on April 6, 1999, December 6, 1999 and November 28, 2000. Pursuant to the terms of the consulting agreement, Dr. Perun provides consulting services relating to our drug delivery technologies for five days per month at times and places mutually agreeable to us and Dr. Perun and, for each month of completed service, we pay to Dr. Perun $2,500 plus an option to acquire 125 shares of our common stock. The agreement with Dr. Perun currently is scheduled to terminate on December 31, 2001. We expect to extend this consulting agreement for an additional one-year period through December 31, 2002.

John E. Koerner III, one of our directors, served as consultant to Protarga pursuant to a letter agreement dated June 1, 1999. Pursuant to the terms of the agreement, Mr. Koerner provided consulting services in the field of investor and public communications for one year starting on June 1, 1999. As consideration for his consulting services, we gave to Mr. Koerner a warrant to purchase 1,042 shares of our Series D preferred stock at an exercise price of $100 per share for each month of service he completed. Mr. Koerner received a warrant to purchase a total of 12,500 shares of Series D preferred stock as the full consideration for his services under the consulting agreement. This warrant expired upon the filing of this Registration Statement with the SEC.

BENEFIT PLANS

Stock Option Plans

We have granted stock options to our employees, directors and consultants in order to provide additional incentives for them to promote the success of our business.

As of November 30, 2001, we had stock options outstanding for the purchase of 290,449 shares of our common stock. Options representing 150,042 of those shares were vested and exercisable as of that date. Future grants of options can only come from our 2000 Stock Option Plan.

2000 Stock Option Plan

Our 2000 Stock Option Plan provides for the grant of incentive stock options and nonqualified stock options to our employees, directors and consultants. The 2000 Stock Option Plan is administered by the compensation committee of our board of directors. Subject to the provisions of the 2000 Stock Option Plan, the compensation committee has the discretion to determine when option grants are made, which directors, employees or consultants are granted options, the number of shares subject to each option grant and all other relevant terms of the grant of options. The committee also has broad discretion to construe and interpret the 2000 Stock Option Plan and adopt rules and regulations thereunder. As of November 30, 2001, we had stock options outstanding under the 2000 Stock Option Plan for the purchase of 145,337 shares of our common stock. Options representing 34,256 shares of those shares were vested and exercisable as of that date.

Options may be granted under the 2000 Stock Option Plan to our employees, directors, and consultants. Pursuant to the 2000 Stock Option Plan, incentive stock options may only be granted to employees, non-qualified stock options may be granted to directors and consultants of the Company as well as employees. The maximum number of shares issuable upon exercise of options granted in any one year to any employee pursuant to the 2000 Stock Option Plan may not exceed 250,000.

The shares issued or to be issued under the 2000 Stock Option Plan are shares of our common stock. The maximum number of shares initially available for issuance or transfer pursuant to the 2000 Plan was 200,000 shares. The 2000 Plan provides that this maximum amount is automatically increased annually on July 1 by an additional number of shares of common stock equal to the lesser of:

–>
5% of the total number of shares of common stock issued and outstanding as of the close of business on the immediately preceding June 30 that may be optioned and sold; and

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such number of shares determined by our board of directors.

As of November 30, 2001, we had 11,396 shares available for future grant under the 2000 Stock Option Plan.

Subject to any applicable limitations contained in our 2000 Stock Option Plan, our board of directors, our compensation committee or executive officers to whom our board of directors delegates authority, as the case may be, selects the recipients of option awards and determines:

–>
the number of shares of common stock covered by options and the dates upon which any option grants vest and become exercisable;

–>
the exercise price of options; and

–>
the duration of options.

Generally, options under our 2000 Stock Option Plan vest over a four-year period from the first day of the month following the date of grant. In the event of a merger, consolidation or other acquisition event resulting in a change in control of Protarga, each then outstanding option shall become fully exercisable.

Our board of directors may amend, modify, suspend or terminate our 2000 Stock Option Plan at any time, subject to applicable law and the rights of holders of outstanding options. Our 2000 Stock Option Plan will automatically terminate in May 2005, unless our board of directors terminates it prior to that time.

1998 Stock Option Plan

Our 1998 Stock Option Plan provided for the grant of incentive stock options and nonqualified stock options to our employees, directors and consultants.

The shares issued or to be issued under the 1998 Stock Option Plan are shares of our common stock. As of November 30, 2001, we had stock options outstanding under the 1998 Stock Option Plan for the purchase of 76,218 shares of our common stock. Options representing 48,802 shares of those shares were vested and exercisable as of that date. Generally, options under our 1998 Stock Option Plan vest over a four-year period from the first day of the month following the date of grant. In the event of a merger, consolidation or other acquisition event resulting in a change in control of Protarga, each then outstanding option shall become fully exercisable.

Our 1998 Stock Option plan has been discontinued and there are no further options available for grants thereunder.

1997 Stock Option Plan

Our 1997 Stock Option Plan provided for the grant of incentive stock options and nonqualified stock options to our employees and consultants.

The shares issued or to be issued under the 1997 Stock Option Plan are shares of our common stock. As of November 30, 2001, we had stock options outstanding under the 1997 Stock Option Plan for the purchase of 36,249 shares of our common stock. Options representing 35,367 shares of those shares were vested and exercisable as of that date. Generally, options under our 1997 Stock Option

Plan vest over a four-year period from the first day of the month following the date of grant. In the event of a merger, consolidation or other acquisition event resulting in a change in control of Protarga, each then outstanding option shall become fully exercisable.

Our 1997 Stock Option plan has been discontinued and there are no further options available for grants thereunder.

1992 Stock Option Plan

Our 1992 Stock Option Plan provided for the grant of incentive stock options and nonqualified stock options to our employees, directors and consultants.

The shares issued or to be issued under the 1992 Stock Option Plan are shares of our common stock. As of November 30, 2001, we had stock options outstanding under the 1992 Stock Option Plan for the purchase of 9,329 shares of our common stock. All of these options were vested and exercisable as of that date.

Our 1992 Stock Option plan has been discontinued and there are no further options available for grants thereunder.

2001 Employee Stock Purchase Plan

Our board of directors adopted our 2001 Employee Stock Purchase Plan in October 2001 and our stockholders approved the purchase plan in November 2001, in each case contingent upon the closing of this offering. The purchase plan authorizes the issuance of up to a total of 30,000 shares of our common stock to participating employees. This number of shares will increase, effective as of January 1, 2002 and each January 1 thereafter during the term of the plan, by an additional number of shares of common stock in an amount equal to the lesser of (1) such number as will bring the number to 2% of the total number of shares of common stock issued and outstanding as of the close of business on December 31 of the preceding year or (2) a number of shares determined by our board of directors. However, no more than an aggregate of 150,000 shares will be available for the grant of options during the life of the plan. Unless terminated earlier by our board of directors, the purchase plan shall terminate in 2006.

The 2001 Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of six-month offering periods. New offering periods, other than the first offering period, are expected to commence on January 1 or July 1 of each year and end on the next following June 30 or December 31. Each offering period will generally consist of a consecutive six-month purchase period, and at the end of each six-month period an automatic purchase will be made for participants. The initial offering and initial purchase periods are expected to commence on the date of this offering. The 2001 employee stock purchase plan will be administered by the board of directors or by a committee appointed by the board. Employees are eligible to participate if we employ them for at least 20 hours per week and more than five months per year, except that with respect to the initial offering period participation by employees will be automatic. Eligible employees may purchase common stock through payroll deductions only after the effectiveness of an appropriate registration statement, which in any event may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the 2001 employee stock purchase plan at any time during an offering period and participation ends automatically on termination of employment.

Under the 2001 Employee Stock Purchase Plan, no employee shall be granted an option under the plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock. In addition, no employee shall be granted an option under the 2001 Employee Stock Purchase Plan if the option would permit the employee to purchase stock under all of our employee stock purchase plans in an amount that exceeds $25,000 of fair market value for each calendar year in which the option is outstanding at any time. In addition, no employee may purchase more than 2,500 shares of common stock under the 2001 employee stock purchase plan in any one purchase period. The board of directors may, at its discretion, prior to the beginning of an offering period, subject the shares acquired (or to be acquired) by employees for such offering period to certain transfer restrictions.

In the event of a merger, consolidation or other acquisition event resulting in any change of control of Protarga, each right to purchase stock under the 2001 Employee Stock Purchase Plan will be assumed or an equivalent right will be substituted by the successor corporation. Our board of directors will shorten any ongoing offering period, however, so that employees' rights to purchase stock under the 2001 Employee Stock Purchase Plan are exercised prior to the transaction in the event that the successor corporation refuses to assume each purchase right or to substitute an equivalent right. The board of directors has the power to amend or terminate the 2001 Employee Stock Purchase Plan and to change or terminate offering periods as long as any action does not adversely affect any outstanding rights to purchase stock. Our board of directors may amend or terminate the 2001 Employee Stock Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid us incurring adverse accounting charges.

401(k) plan

Effective January 1996, we adopted an employee savings and retirement plan, qualified under Section 401(k) of the Internal Revenue Code, covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

Related party transactions

SALES OF PREFERRED STOCK

From January 1998 through December 10, 2001, we issued the following securities to various investors in private placement transactions:

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101,824 shares of Series C convertible preferred stock at $68.00 per share for approximately $6.7 million (a portion of these shares were sold at $61.20 per share, a 10% discount, to existing shareholders who subscribed within a specified time period) for the period from December 1997 through April 1999;

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213,782 shares of Series D convertible preferred stock at $80.00 per share for approximately $16.8 million (a portion of these shares were sold at $72.00 per share, a 10% discount, to existing shareholders who subscribed within a specified time period) for the period from August 1999 through August 2000; and

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238,525 shares of our Series E convertible preferred stock at a purchase price of $100.00 per share at various times between December 2000 and December 10, 2001.

Investors in these transactions included the following director and holders of more than 5% of our outstanding stock and their affiliates.

Purchaser	Shares of Series C convertible preferred stock	Shares of Series D convertible preferred stock	Shares of Series E convertible preferred stock
Director:
Walter G. Goehring II	—	4,055	600
Principal Stockholders:
EquityFourLife (Bahamas) Ltd.	—	62,500	17,400
Koerner Capital Corporation	45,752	63,889	—

Upon completion of this offering, each then outstanding share of our convertible preferred stock, including our Series C convertible preferred stock, Series D convertible preferred stock and Series E convertible preferred stock, will convert into one share of our common stock.

For more information regarding the ownership of securities by executive officers, directors and stockholders who beneficially own 5% or more of our outstanding common stock, please see "Principal stockholders."

PLACEMENT AGENCY AGREEMENT

We entered into an agreement with SMS Securities, a securities broker based in Switzerland, to act on a "best efforts" basis to solicit subscriptions from investors outside the US for our offering of Series E preferred stock. SMS Securities received a cash commission equal to $896,000 and we issued to SMS Securities a warrant to purchase 6,400 shares of Series E preferred stock at an exercise price of $100.00 per share as compensation for their services. This warrant will expire on December 31, 2001. Mr. Moura, a director of Protarga, is also a Managing Director of Equity4Life AG and a partner of SMS Securities.

AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

On July 9, 2001, in connection with the exercise of an option to purchase shares of our common stock, we loaned $1.4 million to Nigel L. Webb, our President and Chief Executive Officer. The loan was made pursuant to a full recourse note. The loan bears interest at 4.77% per year. The loan is due on September 1, 2012, subject to certain conditions for mandatory prepayment, including upon the first anniversary of the date on which the stock becomes freely tradable.

Edward Gates, one of our directors, is a practicing attorney and the managing partner of Wolf, Greenfield & Sacks, PC, a patent law firm in Boston, Massachusetts. In his position at Wolf, Greenfield & Sacks, PC, Mr. Gates has served as our patent counsel since our inception in 1991. In consideration of Wolf, Greenfield & Sacks, PC's legal services rendered as patent counsel to Protarga during the fiscal year ended December 31, 2000, we paid Wolf, Greenfield & Sacks, PC approximately $330,000 in legal fees. Mr. Gates and Wolf, Greenfield & Sacks, PC have continued to serve as our patent counsel in 2001 and we expect that Mr. Gates and his law firm will continue to serve as our patent counsel in 2002.

Thomas J. Perun, one of our directors, serves as a consultant to Protarga pursuant to a consulting agreement by and between Dr. Perun and us, dated October 1, 1996, as amended on June 1, 1997 and October 1, 1997, and as extended on April 6, 1999, December 6, 1999 and November 28, 2000. Pursuant to the terms of the consulting agreement, Dr. Perun provides consulting services relating to our drug delivery technologies for five days per month at times and places mutually agreeable to us and Dr. Perun and, for each month of completed service, we pay to Dr. Perun $2,500 plus an option to acquire 125 shares of our common stock. The agreement with Dr. Perun currently is scheduled to terminate on December 31, 2001. We expect to extend this consulting agreement for an additional one-year period through December 31, 2002.

John E. Koerner III, one of our directors, served as consultant to Protarga pursuant to a letter agreement by and between Mr. Koerner and us, dated June 1, 1999. Pursuant to the terms of the agreement, Mr. Koerner provided consulting services in the field of investor and public communications for one year starting on June 1, 1999. As consideration for his consulting services, we gave to Mr. Koerner a warrant to purchase 1,042 shares of our Series D preferred stock at an exercise price of $100 per share for each month of service he completed. Mr. Koerner received a warrant to purchase a total of 12,500 shares of Series D preferred stock as the full consideration for his services under the consulting agreement. This warrant expired upon the filing of this Registration Statement with the SEC.

INDEMNIFICATION

Our certificate of incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors, except to the extent otherwise required by Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our by-laws provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with Edward R. Gates, Walter G. Goehring II, John E. Koerner III, Pascal Moura, Thomas J. Perun and Richard G. Power, as directors, and with Nigel L. Webb and Robert Dickey IV, as directors and officers. These agreements provide that we will indemnify the director and/or officer against all expenses, fines, and judgments incurred due to any proceeding arising from his service as a director and/or officer. We will not indemnify a director or officer, however, unless he acted in good faith, reasonably believed his conduct was in, or not opposed to, our best interests, and had no reason to believe his conduct was unlawful.

We believe that all of the transactions that we consummated with parties that may be deemed to be affiliated with us, as set forth below, were made on terms no less favorable than could have been obtained from unaffiliated third parties. It is our intention to ensure that all future transactions with parties affiliated with us, including loans between us and our officers, directors, principal stockholders and their affiliates, be approved by a majority of our board of directors, including a majority of independent and disinterested directors, and that such transactions be on terms no less favorable to us than could be obtained from unaffiliated third parties.

For a description of other transactions and employment and other arrangements between us and our directors and executive officers, see "Management—Compensation of directors," "—Employment agreements" and "—Director agreements."

Principal stockholders

    The following table provides information regarding the beneficial ownership of our common stock as of November 30, 2001, and as adjusted to reflect the completion of the sale of our common stock offered in this prospectus by:

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each person who beneficially owns more than 5% of the outstanding shares of our common stock;

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each of our executive officers listed in the Summary Compensation Table;

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each of our directors; and

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all of our executive officers and directors as a group.

The amounts and percentages of our common stock beneficially owned are shown below in accordance with the regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

The number of shares of common stock outstanding prior to this offering is 1,117,969 shares as of November 30, 2001, assuming conversion of all outstanding shares of our convertible preferred stock into common stock. The number of shares of common stock deemed outstanding after this offering includes the             shares that are being offered for sale by us in this offering. Unless otherwise indicated below, the address of each listed stockholder is care of Protarga, Inc., 2200 Renaissance Boulevard, Suite 450, King of Prussia, Pennsylvania 19406.

		Percent of common stock owned
Name of Beneficial Owner	Number of shares beneficially owned	Before offering	After offering
Directors and named executive officers
Nigel L. Webb (1)	195,943	17.4%
John E. Koerner III (2)	160,437	14.3%
Pascal Moura (3)	81,900	7.3%
Robert Dickey IV (4)	46,722	4.1%
Matthews O. Bradley (5)	32,610	2.9%
Edward R. Gates (6)	13,989	1.2%
Charles S. Swindell (7)	11,874	1.1%
Walter G. Goehring II (8)	11,134	1.0%
Richard G. Power (9)	10,206	*
Thomas J. Perun (10)	9,723	*
Forrest H. Anthony (11)	8,589	*
Gregory L. McIntire (12)	1,121	*
Christopher D.V. Black (13)	502	*
Charmaine R. Fedick (14)	250	*
Lee P. Schacter (15)	120	*
All executive officers and directors as a group	585,120	47.9%
Five percent stockholders
Koerner Capital Corporation (16)	160,437	14.3%
Shashoua Voting Trust (17)	127,514	11.1%
EquityFourLife (Bahamas) Ltd. (18)	81,900	7.3%

*
Less than 1% of the outstanding common stock.

(1)
Includes 10,094 shares of common stock issuable upon the exercise of options held by Dr. Webb within 60 days of November 30, 2001 and 22,309 shares held by Dr. Webb's minor children, Elizabeth A. Webb and Andrew L. Webb. Excludes 33,462 shares held by Dr. Webb's children who are over the age of 18, Julia K. Webb, Timothy R. Webb, and Sarah L. Webb. Dr. Webb disclaims beneficial ownership of the shares owned by his five children.

(2)
Includes 2,605 shares of common stock issuable upon the exercise of options held by John E. Koerner and 157,832 shares of preferred stock held by Koerner Capital Corporation. Does not include 48,778 preferred shares of Protarga held in trust for his children.

(3)
Includes 79,900 preferred shares held by EquityFourLife (Bahamas) Ltd., and options on 2,000 shares of common stock held directly by Mr. Pascal Moura. Mr. Moura is a managing director of EquityFourLife (Bahamas) Ltd. Mr. Moura disclaims beneficial ownership of the shares held by EquityFourLife (Bahamas) Ltd. except to the extent of his pecuniary interest therein.

(4)
Includes 30,055 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001.

(5)
Includes 12,407 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001.

(6)
Includes 9,693 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001. Does not include 11,111 shares owned by Wolf, Greenfield & Sacks, PC, where Mr. Gates is Managing Partner.

(7)
Consists of 11,874 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001.

(8)
Includes 2,605 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001 and 800 shares of Series B preferred stock held in trusts for his (2) adult children and over which he has sole voting power.

(9)
Includes 2,289 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001.

(10)
Includes 9,423 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001.

(11)
Consists of 8,589 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001.

(12)
Consists of 1,121 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001.

(13)
Consists of 502 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001.

(14)
Consists of 250 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001.

(15)
Consists of 120 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001.

(16)
Includes 2,605 shares of common stock issuable upon the exercise of options held by John Koerner with 60 days of November 30, 2001, and 157,832 shares of preferred stock held by Koerner Capital Corporation. Does not include 48,778 preferred shares of Protarga held in trust for Mr. Koerner's children. Mr. Koerner is President of Koerner Capital Corporation. The address of Koerner Capital Corporation is 601 Poydras St., Suite 2225, New Orleans, LA 70130.

(17)
Includes 28,200 shares of common stock issuable upon the exercise of options within 60 days of November 30, 2001. The trustees of the Shashoua Voting Trust are all the members of Protarga's board of directors. The voting trust agreement will automatically terminate upon the initial public offering whereupon Dr. Victor E. Shashoua will own such shares individually.

(18)
Includes 79,900 preferred shares held by EquityFourLife (Bahamas) Ltd., and options on 2,000 shares of common stock held directly by Pascal Moura. Mr. Moura is a managing director of Equity4Life AG, which owns 100% of EquityFourLife (Bahamas) Ltd. The address of EquityFourLife (Bahamas) Ltd. is Ansbacher House, P.O. Box N-7768, Bank Lane, Nassau, Bahamas.

Description of capital stock

GENERAL

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our by-laws, all as will be in effect prior to the completion of this offering. This description is only a summary. You should refer to our amended and restated certificate of incorporation and by-laws which have been filed with the SEC as exhibits to our registration statement.

As of the date of this prospectus, we are authorized to issue 3,000,000 shares of common stock, $0.001 par value per share, and 1,500,000 shares of preferred stock, $0.001 par value per share. Immediately prior to the completion of this offering, all of our outstanding preferred shares will automatically convert into an aggregate of 640,562 shares of common stock. Upon closing of this offering, we will be authorized to issue 100,000,000 shares of common stock, and 10,000,000 shares of undesignated preferred stock. All of our issued and outstanding shares of capital stock are duly authorized, validly issued and nonassessable.

COMMON STOCK

As of November 30, 2001, there were 1,117,969 shares of common stock and preferred stock outstanding held by 220 holders of record. Holders of our common stock are entitled to one vote per share for each share held of record on all matters to be voted upon by the stockholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of our common stock have no cumulative voting rights, preemptive or conversion rights or other subscription rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Protarga, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, including but not limited to dividend rights, conversion rights, voting rights, redemption privileges, and liquidation preferences, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. The effects, however, might include, among other things:

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restriction of dividends on our common stock;

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dilution of the voting power of our common stock;

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impairment of the liquidation rights of our common stock; or

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delay and prevention of a change in control of Protarga that the holders of some or a majority of shares of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their shares over the then market price.

Upon closing of this offering, there will be no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.

WARRANTS

As of December 11, 2001, Protarga had one warrant outstanding to purchase 6,400 shares of Series E preferred stock at an exercise price of $100.00 per share. The warrant expires on December 31, 2001.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following transactions more difficult:

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our acquisition by means of a tender offer;

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our acquisition by proxy contest or other means; and

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the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware anti-takeover statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Election and removal of directors

Upon closing of this offering, our certificate of incorporation and by-laws will provide for the division of our board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. Our certificate of incorporation and by-laws also will provide that vacancies on our board of directors during the interim between our annual stockholder meetings or special meetings of our stockholders called for the election of directors or the removal and replacement of one or more of our directors may be filled by a vote of a majority of the board of directors then in office. Furthermore, any director elected by the stockholders, or by the board of directors to fill a vacancy, may be removed only for cause by a vote of a majority of the voting power of the shares of our common stock entitled to vote for the election of directors. These provisions of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of Protarga and therefore may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Stockholder meetings

Our certificate of incorporation and by-laws will further provide that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders and not by written consent of stockholders. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next annual stockholders' meeting, particularly because special meetings of the stockholders may only be called by our the Chairman of our board of directors, our President or a majority of our board of directors. These provisions may also discourage another person or entity from making a tender offer for our stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting.

Supermajority vote

Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 67% of our outstanding voting stock to amend or repeal any of the provisions of our certificate of incorporation described in the preceding paragraphs. Generally, our by-laws may be amended or repealed by a majority vote of our board of directors or holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. The affirmative vote of the holders of at least 67% of the shares of our capital stock entitled to vote, however, is required to amend any of the by-law provisions described in the preceding paragraphs. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Undesignated preferred stock

As stated above, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring or delaying hostile takeovers or delaying changes in control or management.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our certificate of incorporation also incorporates certain provision permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty except in circumstances involving certain wrongful acts, such as breach of director's duty of loyalty to us and our stockholders, acts or omissions not in good faith, acts or omissions that involve intentional misconduct or a knowing violation of law, or for any transactions from which the director derived improper personal benefit.

These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

Our certificate of incorporation and by-laws also will contain provisions to indemnify our directors, and officers to the fullest extent permitted by the Delaware General Corporation Law and that we may indemnify any of our employees or agents on the same basis that we are required to indemnify our directors and officers. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

REGISTRATION RIGHTS

If at any time during the two years following this offering the Company proposes to register its shares of common stock, EquityFourLife (Bahamas) Ltd., a holder of 79,900 shares of our common stock issuable upon conversion of our preferred stock will be entitled to "piggyback" registration rights with respect to its shares. If the registration that we initiate involves an underwriting, however, we will not be obligated to register any shares unless the holder agrees to the terms of the underwriting agreement. It may also be necessary, at the discretion of the lead underwriter, to limit the number of selling stockholders in the offering, as a result of which this stockholder may only be able to register a pro rata number of registrable shares, if any.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

NASDAQ NATIONAL MARKET LISTING

We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "PRTG."

Shares eligible for future sale

    Prior to this offering, there has been no public market for our common stock. The market price of our common stock after this offering could decline as a result of the sale of a large number of shares of our common stock in the market, or the perception that such sales could occur. Such sales also could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Upon completion of this offering, we will have      shares of common stock outstanding. This is based on the number of shares outstanding as of             , 2001 and assumes no exercise of outstanding options or warrants. Of the total number of shares to be outstanding, the             shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

SALES OF RESTRICTED SHARES

The remaining             shares of common stock outstanding upon completion of this offering are deemed "restricted shares" under Rule 144 or Rule 701 under the Securities Act. Rule 144 and Rule 701 permit the resale of restricted securities in the public market if certain conditions are satisfied. Under Rule 144:

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restricted shares will be eligible for sale immediately after this offering; and

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restricted shares will be eligible for sale starting 90 days after the date of this prospectus.

As described below, beneficial holders of our common stock have entered into lock-up agreements with the underwriters. These agreements impose contractual restrictions on the sale or other dispositions of our common stock and are in addition to the restrictions contained within Rule 144. When these lock-up agreements expire 180 days after the date of this prospectus,             of our restricted shares will be eligible for sale in the public market under Rule 144.

In general, under Rule 144, a stockholder who has beneficially owned his or her restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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one percent of the then outstanding shares of common stock (approximately             shares immediately after this offering); or

–>
the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of common stock, which are not restricted securities. A stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell the shares without limitation. In meeting the one- and two-year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not our affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares from the issuer or one of our affiliates. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be resold beginning 90 days after the date of this prospectus by persons, other than our affiliates, subject only to the manner of sale provisions of Rule 144, and our affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

OPTIONS

Rule 701 also provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock option plans may be resold beginning 90 days after the date of this prospectus by persons, other than our affiliates, subject only to the manner of sale provisions of Rule 144, and our affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to certain limitations.

At             , 2001, approximately             shares of common stock were issued or issuable pursuant to vested options under our stock option plans, of which approximately       shares are not subject to lock-up agreements with the underwriters and will be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this prospectus.

Following the date of this prospectus, we intend to file one or more registration statements on Form S-8 under the Securities Act to register up to             shares of common stock issuable under our stock option plans. These registration statements would become effective upon filing.

LOCK-UP AGREEMENTS

On April 30, 1999, Victor E. Shashoua, Ph.D., our former chairman, a founder, and currently a consultant to us, created a voting trust for the 98,582 shares of our common stock and 732 shares of our Series B preferred stock that he owns. The trust agreement contains a lock-up agreement provision that applies to any underwritten registration of our securities. According to this provision, at the request of Protarga or the managing underwriters, Dr. Shashoua and the transferees of his stock will not sell publicly or distribute our common stock, including by a sale pursuant to Rule 144 of the Securities Act of 1933. This restriction applies to the seven-day period prior to the effective date of the underwritten registration, the 180-day period following the effective date of our first underwritten registration, and the 90-day period following the effective date of any subsequent underwritten registration. The trust agreement also provides that each of our officers and directors must enter into similar lock-up agreements with respect to all Protarga equity securities that they own and that if any director or officer is released early from his lock-up agreement, Dr. Shashoua and his transferees will have a proportionate percentage of his common stock released from the lock-up agreement.

Subject to limited exception, we and our executive officers, directors and stockholders, who collectively own approximately             shares of our common stock, have agreed that, without the prior written consent of UBS Warburg LLC, for a period of 180 days after the date of this prospectus, they will not

–>
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise transfer of dispose of any shares of our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file any registration statement under the Securities Act relating to any shares of our common stock for a period of 180 days after the date of this prospectus; or

–>
make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, regardless of whether any such transactions described in the above two clauses of this paragraph are to be settled by delivery of such common stock or such other securities, in cash or otherwise. In addition, for a period of 180 days from the date of this prospectus, except as required by law, we have agreed that our board of directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected, to result in, the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of UBS Warburg LLC. See "Underwriting."

Underwriting

    We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters.

Underwriters	Number of shares
UBS Warburg LLC
U.S. Bancorp Piper Jaffray Inc.

Total

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to       additional shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to             additional shares.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $          .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $                per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, together with our directors, officers, and certain other security holders holding over  % of our common stock as well as  % of all shares subject to outstanding options and warrants, have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

The underwriters have reserved for sale, at the initial public offering price, up to      shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in our reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

Before this offering, there has been no public market for our common stock. The initial public offering price was negotiated by us and the representatives. The principal factors considered in determining the initial public offering price include:

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the information set forth in this prospectus and otherwise available to the representatives;
–>
the history and the prospects for the industry in which we compete;
–>
the ability of our management;
–>
our prospects for future earnings, the present state of our development, and our current financial position;
–>
the general condition of the securities markets at the time of this offering; and
–>
the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. The imposition of a penalty bid may discourage the immediate resale of shares sold in this offering. In determining the allocation of shares sold in this offering, the underwriters look at a variety of factors, including the selling history of investors.

The activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

Legal matters

    The validity of the common stock offered hereby will be passed upon for Protarga by Bingham Dana LLP, Boston, Massachusetts. Dewey Ballantine LLP, New York, New York is counsel to the underwriters in connection with the offering.

Experts

    The financial statements of Protarga, Inc. at December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000 and the period from inception (February 11, 1991) to December 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find additional information

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares to be sold in the offering, reference is made to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings, including the registration statement, are also available to you on the SEC's web site http://www.sec.gov.

PROTARGA, INC.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Protarga, Inc.

We have audited the accompanying balance sheets of Protarga, Inc. (a development stage enterprise) as of December 31, 1999 and 2000 and the related statements of operations, stockholders' equity and cash flows for the years then ended and the period from February 11, 1991 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Protarga, Inc. at December 31, 1999 and 2000 and the results of its operations and its cash flows for the years then ended and the period from February 11, 1991 (inception) to December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                      /s/ Ernst & Young LLP

MetroPark, NJ
May 15, 2001

Protarga, Inc.
(a development stage enterprise)

BALANCE SHEETS

	As of December 31,
			As of September 30, 2001
	1999	2000
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$282,036	$11,022,306	$4,216,481
Prepaid expenses and other current assets	961	272	56,844
Stock subscription receivable	2,055,000	1,790,000	—

Total current assets	2,337,997	12,812,578	4,273,325
Property and equipment, net	50,011	183,019	418,776
Other assets	9,442	170,879	296,227

	$2,397,450	$13,166,476	$4,988,328

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$613,177	$744,144	$1,818,385
Accrued liabilities	557,193	830,147	923,304
Note payable — current portion	4,020	4,364	4,642
Capital lease obligation — current portion	—	2,999	10,838

Total current liabilities	1,174,390	1,581,654	2,757,169
Note payable — long-term portion	21,798	17,434	13,917
Capital lease obligation — long-term portion	—	14,402	26,142
Other long-term liabilities	10,000	—	—
Stockholders' equity:
Series A Convertible Preferred Stock, $0.001 par value; 25,000 shares authorized, 19,343 shares issued and outstanding at December 31, 1999 and 2000 and September 30, 2001 (unaudited), liquidation preference of $559,593 at December 31, 1999 and 2000 and September 30, 2001 (unaudited)	19	19	19
Series B Convertible Preferred Stock, $0.001 par value; 250,000 shares authorized, 195,888 shares issued and outstanding at December 31, 1999 and 2000 and September 30, 2001 (unaudited), liquidation preference of $4,319,644 at December 31, 1999 and 2000 and September 30, 2001 (unaudited)	196	196	196
Series C Convertible Preferred Stock, $0.001 par value; 102,000 shares authorized, 101,824 shares issued and outstanding at December 31, 1999 and 2000 and September 30, 2001 (unaudited), liquidation preference of $6,703,786 at December 31, 1999 and 2000 and September 30, 2001 (unaudited)	102	102	102
Series D Convertible Preferred Stock, $0.001 par value; 150,000, 230,000 and 230,000 shares authorized at December 31, 1999 and 2000 and September 30, 2001 (unaudited), respectively, 47,557, 213,782 and 213,782 shares issued and outstanding at December 31, 1999 and 2000 and September 30, 2001 (unaudited), respectively, liquidation preference of $3,469,600, $16,754,600 and, $16,754,600 at December 31, 2000 and 1999 and September 30, 2001 (unaudited), respectively	48	214	214

Series E Convertible Preferred Stock, $0.001 par value; 250,000 shares authorized, 48,200 and 72,250 shares issued and outstanding at December 31, 2000 and September 30, 2001 (unaudited), respectively, liquidation preference of $4,820,000 and $7,225,000 at December 31, 2000 and September 30, 2001 (unaudited), respectively	$—	$48	$72
Common stock, $0.001 par value; 2,000,000, 2,000,000 and 3,000,000 shares authorized at December 31, 1999 and 2000 and September 30, 2001 (unaudited), respectively, 336,749, 367,555 and 475,958 shares issued and outstanding at December 31, 1999 and 2000 and September 30, 2001 (unaudited), respectively	337	368	476
Additional paid-in capital	15,201,887	38,417,524	48,802,494
Deferred stock-based compensation	—	(4,057,313)	(8,769,640)
Deficit accumulated during development stage	(14,011,327)	(22,808,172)	(36,440,183)
Officer loan	—	—	(1,402,650)

Total stockholders' equity	1,191,262	11,552,986	2,191,100

	$2,397,450	$13,166,476	$4,988,328

See accompanying notes.

Protarga, Inc.
(a development stage enterprise)

STATEMENTS OF OPERATIONS

	Year ended December 31,			Period from February 11, 1991 (Inception) to December 31, 2000	Nine month period ended September 30,		Period from February 11, 1991 (Inception) to September 30, 2001
	1998	1999	2000		2000	2001
					(unaudited)		(unaudited)
Revenues	$—	$—	$—	$73,501	$—	$—	$73,501
Operating expenses:
Research and development	2,816,322	3,843,290	6,006,080	15,214,891	3,516,214	10,457,947	25,672,838
General and administrative	1,044,506	1,233,589	3,052,629	8,025,630	1,930,265	3,484,372	11,510,002

Operating loss	(3,860,828)	(5,076,879)	(9,058,709)	(23,167,020)	(5,446,479)	(13,942,319)	(37,109,339)
Interest income	82,751	72,927	264,787	495,658	103,874	317,722	813,380
Interest expense	(2,590)	(2,297)	(2,923)	(136,810)	(1,516)	(7,414)	(144,224)

Net loss	$(3,780,667)	$(5,006,249)	$(8,796,845)	$(22,808,172)	$(5,344,121)	$(13,632,011)	$(36,440,183)

Net loss per common share — basic and diluted	$(12.44)	$(16.17)	$(24.22)		$(14.76)	$(31.93)

Shares used in computing basic and diluted net loss per common share	303,892	309,561	363,267		361,970	426,908

See accompanying notes.

Protarga, Inc.
(a development stage enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock
															Deficit Accumulated During Development Stage
													Additional Paid-in Capital	Deferred Stock-Based Compensation			Total Stockholders' Equity
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount				Officer Loan

Balance at February 11, 1991 (inception)	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$—	$—		$—
Issuance of shares in exchange for patent rights and services, 2/91											109,000	109	981				1,090
Issuance of shares in exchange for cash, 6/91											54,000	54	75,050				75,104
Issuance of shares in exchange for research and development, 10/91	883	1											49,999				50,000
Issuance of shares in exchange for cash, net, 12/91	6,140	6											335,493				335,499
Net loss															(208,387)		(208,387)

Balance at December 31, 1991	7,023	7	—	—	—	—	—	—	—	—	163,000	163	461,523	—	(208,387)		253,306
Issuance of shares in exchange for accounts payable and patent rights, 4/92											13,586	14	5,455				5,469
Stock dividend, 8/92	3,811	4											(4)				—
Issuance of shares in exchange for cash, 8/92											2,500	2	23				25
Issuance of shares in exchange for cash, 12/92	1,026	1											49,999				50,000
Net loss															(344,629)		(344,629)

Balance at December 31, 1992	11,860	12	—	—	—	—	—	—	—	—	179,086	179	516,996	—	(553,016)		(35,829)
Issuance of shares in exchange for cash, 3/93	663	1											24,999				25,000
Stock dividend, 5/93	6,181	6											(6)				—
Issuance of shares in exchange for forgiveness of secured rent and commission, 6/93	639												12,001				12,001
Issuance of shares in exchange for cash, 12/93											60,169	60	541				601
Net loss															(273,065)		(273,065)

Balance at December 31, 1993	19,343	19	—	—	—	—	—	—	—	—	239,255	239	554,531	—	(826,081)		(271,292)
Repurchase of shares in exchange for due to shareholder, 6/94											(23,525)	(24)					(24)
Issuance of shares in exchange for cash, 12/94											21,042	21	190				211
Net loss															(306,261)		(306,261)

Balance at December 31, 1994	19,343	19	—	—	—	—	—	—	—	—	236,772	236	554,721	—	(1,132,342)		(577,366)
Issuance of shares in exchange for cash, 7/95											13,300	14	120				134
Issuance of shares in exchange for cash, 11/95			21,499	22									343,978				344,000
Issuance of shares in exchange for notes, 12/95											19,458	20	176				196
Net loss															(466,032)		(466,032)

Balance at December 31, 1995	19,343	19	21,499	22	—	—	—	—	—	—	269,530	270	898,995	—	(1,598,374)		(699,068)
Issuance of shares upon conversion of convertible note and interest, 7/96			17,505	17									210,040				210,057
Issuance of shares in exchange for accounts payable, 12/96			1,275	1									20,416				20,417
Issuance of shares in exchange for cash, 12/96											30,633	30					30
Issuance of shares in exchange for cash, net, 12/96			79,132	79									2,145,098				2,145,177
Net loss															(1,075,197)		(1,075,197)

Balance at December 31, 1996	19,343	19	119,411	119	—	—	—	—	—	—	300,163	300	3,274,549	—	(2,673,571)		601,416

See accompanying notes.

Protarga, Inc.
(a development stage enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY (continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock
															Deficit Accumulated During Development Stage
													Additional Paid-in Capital	Deferred Stock-Based Compensation			Total Stockholders' Equity
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount				Officer Loan

Balance at December 31, 1996 (carryforward)	19,343	$19	119,411	$119	—	$—	—	$—	—	$—	300,163	$300	$3,274,549	$—	$(2,673,571)		$601,416
Issuance of shares in exchange for cash, 1/97			7,000	7									209,993				210,000
Issuance of shares in exchange for cash, 3/97			17,200	17									515,983				516,000
Issuance of shares upon conversion of convertible notes, 3/97			20,833	21									249,979				250,000
Issuance of shares in exchange for accrued interest, 3/97			4,140	4									49,676				49,680
Issuance of shares upon conversion of convertible notes, 6/97			12,500	13									149,987				150,000
Issuance of shares in exchange for accrued interest, 6/97			2,656	3									31,869				31,872
Issuance of shares for exercise of options, 7/97											1,334	1	13				14
Issuance of shares upon conversion of convertible note, 7/97			417										5,000				5,000
Issuance of shares in exchange for accrued interest, 7/97			106										1,276				1,276
Issuance of shares for exercise of warrant, 8/97			8,333	8									208,092				208,100
Issuance of shares for exercise of warrant, 12/97			2,083	2									33,326				33,328
Issuance of shares in exchange for cash, 12/97					33,843	34							2,301,324				2,301,358
Net loss															(2,550,840)		(2,550,840)

Balance at December 31, 1997	19,343	19	194,679	194	33,843	34	—	—	—	—	301,497	301	7,031,067	—	(5,224,411)		1,807,204
Issuance of shares for exercise of warrant, 1/98			209	1									5,217				5,218
Issuance of shares for exercise of options, 4/98											3,193	4					4
Issuance of shares in exchange for cash, 6/98					19,941	20							1,355,980				1,356,000
Issuance of shares in exchange for cash, 7/98					736	1							49,999				50,000
Issuance of shares in exchange for cash, 10/98					2,220	2							150,958				150,960
Issuance of shares in exchange for cash, 11/98					2,942	3							199,999				200,002
Issuance of shares in exchange for cash, 12/98					40,819	41							2,775,603				2,775,644
Net loss															(3,780,667)		(3,780,667)

Balance at December 31, 1998	19,343	19	194,888	195	100,501	101	—	—	—	—	304,690	305	11,568,823	—	(9,005,078)		2,564,365
Exercise of options											32,059	32	68,625				68,657
Issuance of shares in exchange for cash, 4/99					1,323	1							89,939				89,940
Issuance of shares in exchange for cash, 8/99							1,250	1					99,999				100,000
Issuance of shares in exchange for cash, 9/99							1,375	2					109,999				110,001
Issuance of shares in exchange for cash, 10/99							42,182	42					3,031,305				3,031,347
Issuance of shares in exchange for cash, 11/99							1,250	1					99,999				100,000
Issuance of shares in exchange for cash, 12/99							1,500	2					119,999				120,001
Issuance of shares for exercise of warrant, 12/99			1,000	1									13,199				13,200
Net loss															(5,006,249)		(5,006,249)

Balance at December 31, 1999	19,343	19	195,888	196	101,824	102	47,557	48	—	—	336,749	337	15,201,887	—	(14,011,327)		1,191,262
Exercise of options											30,806	31	65,190				65,221
Issuance of shares in exchange for cash, 1/00							18,730	19					1,487,181				1,487,200
Issuance of shares in exchange for cash, 2/00							9,178	9					739,791				739,800
Issuance of shares in exchange for cash, 3/00							3,692	4					287,996				288,000
Issuance of shares in exchange for cash, 5/00							5,000	5					399,995				400,000
Issuance of shares in exchange for cash, 7/00							62,500	62					4,999,938				5,000,000
Issuance of shares in exchange for cash, 8/00							67,125	67					5,369,933				5,370,000
Issuance of shares in exchange for cash, 12/00									48,200	48			4,819,952				4,820,000
Deferred stock-based compensation													5,045,661	(5,045,661)			—
Amortization of deferred stock-based compensation														988,348			988,348
Net loss															(8,796,845)		(8,796,845)

Balance at December 31, 2000	19,343	19	195,888	196	101,824	102	213,782	214	48,200	48	367,555	368	38,417,524	(4,057,313)	(22,808,172)		11,552,986

See accompanying notes.

Protarga, Inc.
(a development stage enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY (continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Common Stock
															Deficit Accumulated During Development Stage
													Additional Paid-in Capital	Deferred Stock-Based Compensation			Total Stockholders' Equity
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount				Officer Loan

Balance at December 31, 2000 (carryforward)	19,343	$19	195,888	$196	101,824	$102	213,782	$214	48,200	$48	367,555	$368	$38,417,524	$(4,057,313)	$(22,808,172)		$11,552,986
Exercise of options											52,297	52	224,977				225,029
Exercise of options through officer loan											56,106	56	1,402,594			$(1,402,650)	—
Issuance of shares in exchange for cash, 1/01									500				50,000				50,000
Issuance of shares in exchange for cash, 4/01									11,750	12			1,174,988				1,175,000
Issuance of shares in exchange for cash, 7/01									10,000	10			999,990				1,000,000
Issuance of shares in exchange for cash, 8/01									1,000	1			99,999				100,000
Issuance of shares in exchange for cash, 9/01									800	1			79,999				80,000
Deferred stock-based compensation													6,352,423	(6,352,423)	—		—
Amortization of deferred stock-based compensation														1,640,096			1,640,096
Net loss															(13,632,011)		(13,632,011)

Balance at September 30, 2001 (unaudited)	19,343	$19	195,888	$196	101,824	$102	213,782	$214	72,250	$72	475,958	$476	$48,802,494	$(8,769,640)	$(36,440,183)	$(1,402,650)	$2,191,100

See accompanying notes.

Protarga, Inc.
(a development stage enterprise)

STATEMENTS OF CASH FLOWS

				Period from February 11, 1991 (Inception) to December 31, 2000			Period from February 11, 1991 (Inception) to September 30, 2001
	Year ended December 31,				Nine month period ended September 30,
	1998	1999	2000		2000	2001
					(unaudited)		(unaudited)
Operating activities
Net loss	$(3,780,667)	$(5,006,249)	$(8,796,845)	$(22,808,172)	$(5,344,121)	$(13,632,011)	$(36,440,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	19,570	22,182	36,156	127,200	19,835	55,921	183,121
Amortization	252	252	4,297	54,556	1,993	10,679	65,235
Non-cash stock-based compensation	—	—	988,348	988,348	680,371	1,640,096	2,628,444
Issuance of stock for patent rights	—	—	—	1,140	—	—	1,140
Issuance of stock for services	—	—	—	50,040	—	—	50,040
Issuance of stock for accounts payable	—	—	—	25,796	—	—	25,796
Issuance of stock for accrued rent	—	—	—	12,000	—	—	12,000
Issuance of stock for interest	—	—	—	92,885	—	—	92,885
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	6,023	—	689	(272)	—	(52,474)	(52,746)
Accounts payable and accrued liabilities	487,194	147,808	403,923	1,574,291	(515,557)	1,167,397	2,741,688
Other long-term liabilities	—	—	(10,000)	—	—	—	—

Net cash used in operating activities	(3,267,628)	(4,836,007)	(7,373,432)	(19,882,188)	(5,157,479)	(10,810,392)	(30,692,580)
Investing activities
Purchase of equipment	(19,267)	(6,386)	(154,915)	(296,727)	(121,309)	(277,279)	(574,006)
Increase in organization costs	—	—	—	(9,502)	—	—	(9,502)
Increase in other assets	—	—	(161,437)	(170,879)	(160,000)	(129,446)	(300,325)

Net cash used in investing activities	(19,267)	(6,386)	(316,352)	(477,108)	(281,309)	(406,725)	(883,833)

Financing activities
Proceeds from convertible notes payable, net of expenses	$—	$—	$—	$565,000	$—	$—	$565,000
Increase in note payable	—	—	—	36,810	—	—	36,810
Principal payments of note payable and capital lease obligation	(3,410)	(3,702)	(5,165)	(16,157)	(3,434)	(8,738)	(24,895)
Cash received from sales of stock, net of expenses	4,537,828	1,578,146	18,435,219	30,795,949	15,402,975	4,420,030	35,215,979

Net cash provided by financing activities	4,534,418	1,574,444	18,430,054	31,381,602	15,399,541	4,411,292	35,792,894

Net increase (decrease) in cash and cash equivalents	1,247,523	(3,267,949)	10,740,270	11,022,306	9,960,753	(6,805,825)	4,216,481
Cash and cash equivalents at beginning of period	2,302,462	3,549,985	282,036	—	282,036	11,022,306	—

Cash and cash equivalents at end of period	$3,549,985	$282,036	$11,022,306	$11,022,306	$10,242,789	$4,216,481	$4,216,481

See accompanying notes.

Protarga, Inc.
(a development stage enterprise)

STATEMENTS OF CASH FLOWS (continued)

				Period from February 11, 1991 (Inception) to December 31, 2000			Period from February 11, 1991 (Inception) to September 30, 2001
	Year ended December 31,				Nine month period ended September 30,
	1998	1999	2000		2000	2001

					(unaudited)		(unaudited)
Noncash financing activities
Issuance of common stock for patent rights	$—	$—	$—	$1,140	$—	$—	$1,140
Issuance of common stock for services	—	—	—	50,040	—	—	50,040
Issuance of common stock for accounts payable	—	—	—	5,379	—	—	5,379
Issuance of Series A Convertible Preferred Stock for forgiveness of rent	—	—	—	12,000	—	—	12,000
Issuance of Series B Convertible Preferred Stock upon conversion of notes	—	—	—	605,000	—	—	605,000
Issuance of Series B Convertible Preferred Stock for accrued interest	—	—	—	92,885	—	—	92,885
Issuance of Series B Convertible Preferred Stock for accounts payable	—	—	—	20,417	—	—	20,417
Subscription receivable from shareholder for purchase of Series D Convertible Preferred Stock	—	(2,055,000)	—	(2,055,000)	—	—	(2,055,000)
Subscription receivable from shareholders for purchase of Series E Convertible Preferred Stock	—	—	(1,790,000)	(1,790,000)	—	—	(1,790,000)
Officer loan for exercise of stock options	—	—	—	—	—	(1,402,650)	(1,402,650)
Equipment purchased through capital lease obligations	—	—	(18,546)	(18,546)	(18,546)	(25,078)	(43,624)
Supplemental disclosures of cash flow information
Interest paid	$2,590	$2,297	$2,923	$43,930	$1,516	$7,414	$51,344

See accompanying notes.

Protarga, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS
December 31, 2000

1.  Organization and description of business

Protarga, Inc. (formerly Neuromedica, Inc.) (the "Company"), was incorporated in Massachusetts on February 11, 1991 and reincorporated in Delaware on December 31, 1995. The Company is engaged in the development of technologies for targeted drug delivery and therapeutic products for the treatment of certain cancers, CNS disorders and infectious diseases and, upon completion of development, it intends to market such products. Since inception, the Company has principally been active in performing research and product development. Accordingly, the Company has been classified as a development stage enterprise. Thus far, the Company's operations have been funded through sales of equity securities. The Company's operations constitute one business segment.

2.  Summary of significant accounting policies

Interim financial information

The financial information as of September 30, 2001 and for the period from February 11, 1991 (inception) to September 30, 2001 and the nine months ended September 30, 2000 and 2001 is unaudited but includes all adjustments, consisting of only normal recurring adjustments that, in the opinion of management, is necessary for a fair presentation of the Company's financial position, operating results and cash flows for such periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of results to be expected for the full fiscal year 2001 or any future period.

Cash equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company invests its cash in deposits with major financial institutions.

Property and equipment

Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets which approximate five years using the straight-line method. Capital leases and leasehold improvements are amortized over the estimated useful lives of the assets or the related lease terms, whichever is shorter.

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews long-lived assets used in operations when indicators of impairment are present. If the anticipated undiscounted operating cash flow generated by those assets is less than the assets' carrying value, an impairment charge is recorded for the difference between the fair value and the carrying value of the asset. To date, no impairments have occurred.

Research and development

Research and development costs are expensed as incurred.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Stock-based compensation

As permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FASB 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock option plan. This election was made because the alternative fair value accounting provided for under FASB 123 requires the use of option valuation models that were not developed for use in valuing employee stock options.

Fair value of financial instruments

For financial statement instruments including cash and cash equivalents, stock subscription receivable, accounts payable and accrued liabilities, the carrying amount approximated fair value because of their short maturity. The carrying value of the Company's note payable and capital lease obligation approximated fair value as the interest rates approximated market rates of interest available to the Company for similar instruments.

Concentration of credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company has established guidelines relating to diversification and maturities that maintain safety and liquidity. To date, the Company has not experienced any losses on its cash and cash equivalents.

Net loss per share

In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), basic net loss per share has been computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per share includes the impact of options, if dilutive. There is no difference between the basic and diluted net loss per share as the Company incurred a net loss for all periods presented.

During the periods presented, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been anti-dilutive.

Impact of recently issued accounting pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not currently use derivative instruments and, therefore, does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes the SEC's views in applying accounting principles generally accepted in the United States to revenue recognition. The adoption of SAB 101 had no impact on the Company's operating results and financial position.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), which contains rules designed to clarify the application of APB 25. FIN 44 became effective on July 1, 2000 at which time the Company adopted the interpretation. The impact of the adoption of FIN 44 was not material to the Company's operating results and financial position.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations," (SFAS 141) and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," (SFAS 142). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies that certain intangible assets acquired in a purchase method business combination must be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 141 is required to be adopted immediately and SFAS 142 will be adopted January 1, 2002. The Company does not expect that the adoption of SFAS 141 and SFAS 142 will have any impact on its financial position or results of operations.

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Impairment or Disposal of Long-Lived Assets" SFAS 144 supersedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." For long-lived assets to be held and used SFAS 144 retains the requirements of SFAS 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. In addition, SFAS 144 removes goodwill from its scope; describes a probability-weighted cash flow estimation approach and establishes a "primary asset" approach to determine the cash flow estimation period. Long-lived assets to be disposed of by sale are now measured at the lower of its carrying amount or fair value less cost to sell and depreciation/amortization are ceased. Therefore, discontinued operating losses are no longer recognized before they occur. SFAS 144 retains the basic provisions of Opinion 30 for the presentation of discontinued operations in the income statement but broadens that presentation to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. In addition, SFAS 144 prohibits retroactive reclassification of the asset as held for sale at the balance sheet date. SFAS 144 will be adopted January 1, 2002. We believe that the adoption of SFAS 144 will not have an impact on our financial position or results of operations.

3.  Property and equipment

Property and equipment consist of the following:

	As of December 31,
			As of September 30, 2001
	1999	2000

			(unaudited)
Laboratory equipment	$58,255	$135,730	$144,829
Furniture, fixtures and equipment	82,295	137,831	385,182
Leasehold improvements	1,261	41,711	87,618

	141,811	315,272	617,629
Less accumulated depreciation and amortization	(91,800)	(132,253)	(198,853)

Property and equipment, net	$50,011	$183,019	$418,776

4.  Leases

The Company has leases for office and laboratory space in Conshohocken and Exton, Pennsylvania, respectively. The terms of the leases extend to November 30, 2001 and July 31, 2003, respectively. The Conshohocken lease expiring on November 30, 2001 was canceled by the company in April of 2001. See note 11.

The future minimum lease commitments are as follows:

2001	$223,209
2002	177,409
2003	105,420

Rent expense for the years ended December 31, 1998, 1999 and 2000 and for the period from February 11, 1991 (inception) to December 31, 2000 was $92,839, $89,600, $175,984, and $557,236, respectively.

The Company leases certain office equipment under a capital lease which has a cost of approximately $18,500. Such amount is included in property and equipment. The amortization of assets under capital lease is included in depreciation expense. Future lease payments as of December 31, 2000 under the agreement is as follows:

2001	$5,007
2002	5,007
2003	5,007
2004	5,007
2005	2,921

22,949
Amount representing interest	5,548

Present value of net minimum lease payments	$17,401

5.  Note payable

In March 1997, the Company converted an accrued liability to an individual of $50,000 into an eight-year note payable. The note payable requires monthly payments of $500, including interest through April 2005 when payment of the note will be complete.

Future principal payments under the note payable as of December 31, 2000 are as follows:

2001	$4,364
2002	4,739
2003	5,144
2004	5,585
Thereafter	1,966

Total future principal payments	$21,798

Protarga, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2000

6. Stockholders' equity

Preferred stock

The holders of preferred stock are entitled to receive dividends, if and when declared by the Board of Directors, on a pro-rata basis with holders of the Company's common stock. Shares of preferred stock may be converted, at the option of the holder, to common stock on a one-for-one basis. In the event of a public offering, each share of preferred stock would be mandatorily converted into common stock, also on a one-for-one basis.

Holders of preferred stock may vote as a class with the holders of common stock and have the right, with respect to any vote of common stock, to vote that number of shares of common stock issuable upon conversion.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the preferred stock would be entitled to receive, in preference to the holders of common stock, an amount equal to $28.93 per share of Series A convertible preferred stock, plus any and all accrued and unpaid dividends, as of the date of liquidation, amounts ranging from $12.00 to $30.00 per share of Series B convertible preferred stock, plus any and all accrued and unpaid dividends, as of the date of liquidation, either an amount equal to $61.20 or $68.00 per share, depending on the price paid by the holder, of Series C convertible preferred stock, plus any and all accrued and unpaid dividends as of the date of liquidation, an amount equal to $72.00 or $80.00 per share, depending on the price paid by the holder, of Series D convertible preferred stock, plus any and all accrued and unpaid dividends, as of the date of liquidation and an amount equal to $100.00 per share of Series E convertible preferred stock, plus any and all accrued and unpaid dividends, as of the date of liquidation.

Preferred stock warrants

At December 31, 2000, the Company has outstanding warrants to purchase a total of 200 shares of Series B convertible preferred stock at a price of $30.30 per share and 12,500 shares of Series D convertible preferred stock at a price of $100.00 per share. These warrants are scheduled to expire in December of 2001 and June of 2004, respectively. These warrants may expire earlier under certain circumstances.

Common stock

As a result of the exercise of stock options, during 1999, 2000 and the nine month period ended September 30, 2001 (unaudited) the Company issued 32,059, 30,806 and 108,403 shares, respectively, of common stock. As of December 31, 2000, the Company has reserved 974,518 shares of common stock for future issuance for the conversion of preferred stock, the conversion of preferred stock warrants and the exercise of stock options.

7. Income taxes

The Company utilizes the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

As a result of the Company's equity transactions, it is possible that an "ownership" change under Section 382 of the Internal Revenue Code occurred. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 occurred, but believes that such a change may have occurred. The result of an ownership change would be to restrict, or possibly eliminate, utilization of the Company's pre-change net operating loss and research and development credit carryforwards (discussed below) in future years.

At December 31, 2000, the Company has a research and development tax credit for federal income tax purposes of approximately $468,000, which expires between 2009 and 2020. The Company also has a net operating loss carryforward for federal income tax purposes of approximately $22,458,000 which expires as follows: $148,000 in 2006, $254,000 in 2007, $496,000 in 2008, $210,000 in 2009, $479,000 in 2010, $885,000 in 2011, $2,705,000 in 2012, $3,726,000 in 2018, $4,832,000 in 2019 and $8,723,000 in 2020.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets, all of which are noncurrent, are as follows:

	As of December 31,
Deferred tax assets:	1999	2000

Future tax benefits of NOL carryforwards	$5,486,000	$8,970,000
Future tax benefit of R&D carryforwards	333,000	468,000

Gross deferred tax assets	5,819,000	9,438,000
Valuation allowance	(5,819,000)	(9,438,000)

Net deferred tax assets	$—	$—

In 1998, 1999 and 2000, the Company recorded valuation allowances of $3,754,000, $5,819,000 and $9,438,000, respectively, to offset the benefits of net operating losses generated during those years.

8. Stock options

The Company has stock option plans under which individuals have been or may be granted options to purchase shares of the Company's common stock (the "Plans"). In accordance with the Plans, the Company reserved up to 382,777 shares of common stock as of December 31, 2000. The term of each stock option grant is generally 10 years from the date of grant, and the options are generally exercisable at an exercise price not less than the fair market value at the date of grant. Vesting is determined by the Company's Board of Directors and generally occurs over a period of not greater than four years.

Pro forma net loss information is required to be disclosed by Statement 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method prescribed in that Statement. The fair value of these options was estimated at the date of grant using the minimal value pricing model with the following weighted-average assumptions for 1999 and 2000, respectively: risk-free interest rates ranging from 4.68% to 6.10%, and 6.25% to 6.61%, respectively, dividend yield of 0%, and a weighted-average life of the option of 6 years.

The minimal value pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the related options. The Company's pro forma information follows:

	1998	1999	2000

Net loss — as reported	$(3,780,667)	$(5,006,249)	$(8,796,845)
Net loss — pro forma	$(3,793,048)	$(5,051,134)	$(8,819,192)
Net loss per share — as reported	$(12.44)	$(16.17)	$(24.22)
Net loss per share — pro forma	$(12.48)	$(16.32)	$(24.28)

The full impact of calculating compensation expense for stock options under Statement 123 is not reflected in the pro forma net loss for the years ended December 31, 1999 and 2000 presented above because compensation expense is recognized over the vesting period of the options.

A summary of the Company's stock option activity and related information for the years ended December 31 follows:

	1998		1999		2000
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted- average exercise price

Outstanding, beginning of year	132,088	$2.00	194,885	$2.67	206,434	$3.10
Granted	62,797	4.09	52,386	4.17	94,334	6.13
Exercised	—	—	(32,059)	2.14	(30,806)	2.06
Expired	—	—	(8,778)	3.53	(745)	4.77

Outstanding, end of year	194,885	2.67	206,434	3.10	269,217	4.28

Exercisable at end of year	109,625		123,803		143,744

Weighted-average fair value of options granted during the year	$1.22		$1.22		$2.03

Weighted-average remaining contractual life	8.58		8.03		7.92

Stock options outstanding at December 31, 2000 are summarized as follows:

Range of exercise prices	Outstanding options at December 31, 2000	Weighted-average remaining contractual life (in years)	Weighted- average exercise price

$0.01	9,995	2.53	$0.01
2.00-2.20	60,766	6.58	2.14
4.00-4.40	115,412	7.95	4.15
6.00-6.60	79,906	9.48	6.19
15.00	3,138	9.82	15.00

	269,217	7.92	$4.28

During 2000, the Company granted options to purchase an aggregate of 94,334 shares of common stock at exercise prices which were considered to be below the deemed fair market value for accounting and financial reporting purposes at the date of grant resulting in aggregate non-cash compensation of approximately $5,046,000. Such amount is being amortized to expense over the option vesting periods, which is generally four years, and resulted in a charge of approximately $988,000 for 2000 which is included in research and development and general and administrative expenses in the statements of operations.

9. Employee savings plan

Effective July 18, 1996, the Company implemented a 401(k) savings plan covering substantially all employees of the Company. Employees may contribute up to 12% of their annual salary. The Company contributes an amount equal to 50% of the first 12% of the employees' contributions. Total plan expenses recorded by the Company for the years ended December 31, 1998, 1999 and 2000 and for the nine month period ended September 30, 2001 (unaudited) and for the period from February 11, 1991 (inception) to December 31, 2000 were $37,061, $42,393, $77,898, 87,417, and $195,360, respectively.

10. Quarterly financial information (unaudited)

The following is a summary of unaudited quarterly financial information for the period from January 1, 1999 to December 30, 2000:

	1999				2000
	First quarter	Second quarter	Third quarter	Fourth quarter	First quarter	Second quarter	Third quarter	Fourth quarter

Revenue	$—	$—	$—	$—	$—	$—	$—	$—
Loss from operations	(937,731)	(921,791)	(1,146,105)	(2,071,252)	(1,632,834)	(1,491,488)	(2,322,157)	(3,612,230)
Net loss	(909,395)	(899,723)	(1,133,001)	(2,064,130)	(1,619,820)	(1,455,523)	(2,268,778)	(3,452,724)
Basic and diluted net loss per common share	$(2.98)	$(2.93)	$(3.67)	$(6.49)	$(4.45)	$(4.00)	$(6.19)	$(9.40)

Protarga, Inc.
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2000

11. Subsequent events

In April 2001, the Company relocated its headquarters to a new facility in King of Prussia, Pennsylvania. In connection with this relocation, the Company cancelled its lease in Conshohocken, Pennsylvania and signed a new lease, which has an initial term of 5 years and monthly payments of approximately $34,000.

In June 2001, the Company, through a resolution by its board of directors and vote of its stockholders, increased the total amount of authorized common stock from 2,000,000 shares to 3,000,000 shares and the total amount of authorized preferred stock from 1,000,000 to 1,500,000 shares.

On July 9, 2001, the Company loaned an officer $1,402,650. Such funds were used by the officer to exercise certain stock options. The loan is a full-recourse promissory note and bears interest of 4.77%, the applicable minimum rate per Internal Revenue Service regulations at the time of the loan. All unpaid principal and interest is due and payable on September 1, 2012.

On December 10, 2001, we completed the private placement of our Series E preferred stock. Since September 30, 2001, we have raised an additional $16.6 million in gross proceeds through the sale of such stock.

PART II

Information not Required in Prospectus

Item 13. Other expenses of issuance and distribution

    The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding underwriting discounts and commissions). Except for the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$17,925
NASD Filing Fee	$8,000
Nasdaq National Market Fees	*
Fees of Registrar and Transfer Agent	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Printing Expenses	*
Blue Sky Qualification Fees and Expenses	*
Transfer and Registrar Fee	*
Miscellaneous	*

Total	*

*
To be provided by amendment

Item 14. Indemnification of directors and officers

    Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

    Our certificate of incorporation and by-laws to be adopted upon closing of this offering, copies of the forms of which will be filed as Exhibits 3.1 and 3.2, respectively, provide for indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

    Our certificate of incorporation eliminates a director's liability for monetary damages for a breach of fiduciary duty except in circumstances involving certain wrongful acts, such as breach of director's duty of loyalty to us and our stockholders, acts or omissions not in good faith, acts or omissions that involve intentional misconduct or a knowing violation of law, or for any transactions from which the director derived improper personal benefit. These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies such as injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws.

    Our certificate of incorporation and by-laws also contain provisions to indemnify our directors, and officers to the fullest extent permitted by the Delaware General Corporation Law and that we may indemnify any of our employees or agents on the same basis that we are required to indemnify our directors and officers. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors.

    We have entered into indemnification agreements with Edward R. Gates, Walter G. Goehring II, John E. Koerner III, Pascal Moura, Thomas J. Perun and Richard G. Power, as directors, and with

Nigel L. Webb and Robert Dickey IV, as directors and officers. These agreements provide that we will indemnify the director and/or officer against all expenses, fines, and judgements incurred due to any proceeding arising from his service as a director and/or officer. We will not indemnify a director or officer, however, unless he acted in good faith, reasonably believed his conduct was in, or not opposed to, our best interests, and had no reason to believe his conduct was unlawful.

    We will agree to indemnify the underwriters and their controlling persons, and the underwriters will agree to indemnify the Registrant and its controlling persons, including directors and executive officers of Protarga, against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of the Underwriting Agreement that will be filed as part of the Exhibits hereto.

    For information regarding the our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

Item 15. Recent sales of unregistered securities

    Set forth in chronological order is information regarding shares of common stock and preferred stock issued, warrants issued and options granted by the Registrant for the last three fiscal years. Further included is the consideration, if any, received by the Registrant for such shares, warrants and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

  1.
  For the period from December 1997 through April 1999, Protarga sold 101,824 shares of Series C Convertible Preferred Stock at $68.00 per share for approximately $6.7 million (a portion of these shares were sold at $61.20 per share, a 10% discount, to existing shareholders who subscribed within a specified time period). These sales were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act, and Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

  2.
  In December 1999, Protarga issued 1,000 shares of Series B Convertible Preferred Stock for a purchase price of $13.20 per share in connection with the exercise of a certain warrant issued to an accredited investor, which issuance was made in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

  3.
  For the period from August 1999 through August 2000, Protarga sold 213,782 shares of Series D Convertible Preferred Stock at $80.00 per share for approximately $16.8 million (a portion of these shares were sold at $72.00 per share, a 10% discount, to existing shareholders who subscribed within a specified time period). These sales were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act, and Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

  4.
  From December 2000 through December 10, 2001, Protarga sold 238,525 shares of Series E Convertible Preferred Stock at $100.00 per share for approximately $23.9 million in gross proceeds. These sales were made in reliance upon Rule 506 of Regulation D, promulgated under the Securities Act, and Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

  5.
  From the Company's inception in 1991 through November 30, 2001, 477,407 shares of Common Stock have been issued in exchange for patent rights, services and cash. These sales were made in reliance upon Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

  6.
  In June 1999, Protarga issued a warrant to purchase an aggregate of 12,500 shares of Series D Convertible Preferred Stock at an exercise price of $100.00 per share. This sale was made in reliance upon Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

  7.
  Since inception, Protarga has granted options to purchase an aggregate of 486,331 shares of common stock to a number of its employees, officers, directors and consultants. These sales were made in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions pursuant to compensatory benefits plans and contracts relating to compensation as provided under such Rule 701.

    The recipients of securities in each of the above transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distributions thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

Item 16. Exhibits and financial statement schedules

(a) Exhibits

Exhibit Number		Description
1	*	Form of Underwriting Agreement
3.1		Form of Second Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of this offering
3.2		Form of Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering
4.1	*	Specimen certificate for shares of the Registrant's Common Stock
5	*	Opinion of Bingham Dana LLP, counsel to the Registrant
10.1		2000 Stock Option Plan
10.2	†	Amended and Restated DHA Supply Agreement, dated as of November 15, 1999, by and between the Registrant and Martek Biosciences Corporation
10.3	†	Cooperative Research and Development Agreement, dated as of January 10, 2000, by and between The National Cancer Institute and the Registrant
10.4		Sublease, dated as of February 26, 2001, by and between MDS Pharma Services Clinical Research Inc. (Sublandlord) and the Registrant (Subtenant)
10.5		Industrial Building Lease, dated as of July 12, 2000, by and between First Industrial Pennsylvania, LP (Landlord) and the Registrant (Tenant)
10.6		Amended and Restated Employment Agreement, dated as of June 1, 2001, by and between Nigel L. Webb and the Registrant
10.7		Letter Agreement, dated as of August 6, 2001, by and between Robert Dickey IV and the Registrant
10.8		Letter Agreement, dated as of March 13, 1995, by and between Matthews O. Bradley and the Registrant
10.9		Letter Agreement, dated as of June 15, 1998, by and between Forrest H. Anthony and the Registrant

10.10		Letter Agreement, dated as of October 23, 2001, by and between Lee P. Schacter and the Registrant
10.11		2001 Employee Stock Purchase Plan
10.12		Letter Agreement, dated as of April 13, 1999, by and between Charles S. Swindell and the Registrant
10.13		Subscription Agreement, dated as of August 30, 2000, by and between EquityFourLife (Bahamas) Ltd. and the Registrant
10.14		Letter Agreement, dated as of December 5, 2000, by and between EquityFourLife (Bahamas) Ltd. and the Registrant
10.15		1992 Employee, Director and Consultant Stock Option Plan
10.16		1997 Stock Option Plan
10.17		1998 Stock Option Plan
23.1	*	Consent of Bingham Dana LLP (included in Exhibit 5)
23.2		Consent of independent auditors, Ernst & Young LLP
24.1		Power of Attorney (included on signature page)

*
To be filed by amendment to this registration statement.

†
Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

(b) Financial statement schedules

    All schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

Item 17. Undertakings

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of King of Prussia, Commonwealth of Pennsylvania, on this 11th day of December, 2001.

PROTARGA, INC.
By:	/s/ NIGEL L. WEBB Nigel L. Webb President and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below hereby appoints each of Nigel L. Webb, Robert Dickey IV and Roger D. Feldman severally, acting alone and without the other, as his true and lawful attorney-in-fact with the authority and full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-1, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ NIGEL L. WEBB Nigel L. Webb	Chief Executive Officer, President (Principal Executive Officer) and Director	December 11, 2001
/s/ ROBERT DICKEY IV Robert Dickey IV	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer) and Director	December 11, 2001
/s/ EDWARD R. GATES Edward R. Gates	Director	December 11, 2001

/s/ WALTER G. GOEHRING II Walter G. Goehring II	Director	December 11, 2001
/s/ JOHN E. KOERNER III John E. Koerner III	Director	December 11, 2001
/s/ PASCAL MOURA Pascal Moura	Director	December 11, 2001
/s/ THOMAS J. PERUN Thomas J. Perun	Director	December 11, 2001
/s/ RICHARD G. POWER Richard G. Power	Director	December 11, 2001

EXHIBIT INDEX

Exhibit Number	Description
1*	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of this offering
3.2	Form of Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering
4.1*	Specimen certificate for shares of the Registrant's Common Stock
5*	Opinion of Bingham Dana LLP, counsel to the Registrant
10.1	2000 Stock Option Plan
10.2†	Amended and Restated DHA Supply Agreement, dated November 15, 1999, by and between the Registrant and Martek Biosciences Corporation
10.3†	Cooperative Research and Development Agreement, dated as of January 10, 2000, by and between The National Cancer Institute and the Registrant
10.4	Sublease, dated as of February 26, 2001, by and between MDS Pharma Services Clinical Research Inc. (Sublandlord) and the Registrant (Subtenant)
10.5	Industrial Building Lease, dated as of July 12, 2000, by and between First Industrial Pennsylvania, LP (Landlord) and the Registrant (Tenant)
10.6	Amended and Restated Employment Agreement, dated as of June 1, 2001, by and between Nigel L. Webb and the Registrant
10.7	Letter Agreement, dated as of August 6, 2001, by and between Robert Dickey IV and the Registrant
10.8	Letter Agreement, dated as of March 13, 1995, by and between Matthews O. Bradley and the Registrant
10.9	Letter Agreement, dated as of June 15, 1998, by and between Forrest H. Anthony and the Registrant
10.10	Letter Agreement, dated as of October 23, 2001, by and between Lee P. Schacter and the Registrant
10.11	2001 Employee Stock Purchase Plan
10.12	Letter Agreement, dated as of April 13, 1999, by and between Charles S. Swindell and the Registrant
10.13	Subscription Agreement, dated as of August 30, 2000, by and between EquityFourLife (Bahamas) Ltd. and the Registrant
10.14	Letter Agreement, dated as of December 5, 2000, by and between EquityFourLife (Bahamas) Ltd. and the Registrant
10.15	1992 Employee, Director and Consultant Stock Option Plan
10.16	1997 Stock Option Plan
10.17	1998 Stock Option Plan
23.1*	Consent of Bingham Dana LLP (included in Exhibit 5)
23.2	Consent of independent auditors, Ernst & Young LLP
24.1	Power of Attorney (included on signature page)

*
To be filed by amendment to this registration statement.

†
Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

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Prospectus summary
The offering
Summary financial data
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Use of proceeds
Dividend policy
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Where you can find additional information
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
Protarga, Inc. (a development stage enterprise) BALANCE SHEETS
Protarga, Inc. (a development stage enterprise) STATEMENTS OF OPERATIONS
Protarga, Inc. (a development stage enterprise) STATEMENTS OF STOCKHOLDERS' EQUITY
Protarga, Inc. (a development stage enterprise) STATEMENTS OF CASH FLOWS
Protarga, Inc. (a development stage enterprise) NOTES TO FINANCIAL STATEMENTS December 31, 2000
PART II Information not Required in Prospectus
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX